Exhibit 99.1
CONSOLIDATED FINANCIAL STATEMENTS OF DOTDASH MEREDITH INC.

Report of Independent Auditors
To the Shareholder of Dotdash Meredith Inc. and the Board of Directors of IAC Inc.
Opinion
We have audited the consolidated financial statements of Dotdash Meredith Inc. (the Company), which comprise the consolidated balance sheet as of December 31, 2024 and 2023, and the related consolidated statements of operations, comprehensive operations, shareholder's equity and cash flows for each of the three years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”).
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024 in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young LLP
New York, New York
February 28, 2025

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Consolidated Financial Statements
DOTDASH MEREDITH INC.
CONSOLIDATED BALANCE SHEET

	December 31,
	2024	2023
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$249,927	$261,580
Accounts receivable, net	409,127	374,571
Other current assets	80,905	120,671
Total current assets	739,959	756,822

Leasehold improvements, equipment, buildings, capitalized software and land, net	122,823	141,668
Goodwill	1,499,873	1,499,873
Intangible assets, net of accumulated amortization	479,088	615,505
Other non-current assets	330,930	329,867
TOTAL ASSETS	$3,172,673	$3,343,735

LIABILITIES AND SHAREHOLDER'S EQUITY
LIABILITIES:
Current portion of long-term debt	$35,000	$30,000
Accounts payable, trade	34,105	36,889
Deferred revenue	18,569	17,603
Accrued expenses and other current liabilities	384,774	360,404
Total current liabilities	472,448	444,896

Long-term debt, net	1,435,007	1,497,107
Other long-term liabilities	369,340	407,612

Commitments and contingencies

SHAREHOLDER'S EQUITY:
Common Stock, $0.01 par value per share; authorized 1,000 shares; 1,000 shares issued and outstanding	—	—
Additional paid-in capital	1,556,902	1,644,956
Accumulated deficit	(650,336)	(638,295)
Accumulated other comprehensive loss	(10,688)	(12,541)
Total shareholder's equity	895,878	994,120
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY	$3,172,673	$3,343,735
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

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DOTDASH MEREDITH INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Revenue	$1,777,229	$1,694,893	$1,934,699
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	663,020	657,831	836,649
Selling and marketing expense	494,336	453,290	578,032
General and administrative expense	213,910	256,552	261,937
Product development expense	136,368	127,964	127,075
Depreciation	26,304	70,257	41,385
Amortization of intangibles	136,417	279,737	277,712
Total operating costs and expenses	1,670,355	1,845,631	2,122,790
Operating income (loss)	106,874	(150,738)	(188,091)
Interest expense	(135,719)	(137,495)	(90,058)
Other income (expense), net	14,740	10,010	(206,341)
Loss before income taxes	(14,105)	(278,223)	(484,490)
Income tax benefit	2,064	70,842	116,941
Net loss	$(12,041)	$(207,381)	$(367,549)

Stock-based compensation expense by function:
Cost of revenue	$2,165	$1,492	$—
Selling and marketing expense	2,539	1,773	1,374
General and administrative expense	18,314	17,028	15,114
Product development expense	2,807	3,208	5,267
Total stock-based compensation expense	$25,825	$23,501	$21,755
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

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DOTDASH MEREDITH INC.
CONSOLIDATED STATEMENT OF COMPREHENSIVE OPERATIONS

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Net loss	$(12,041)	$(207,381)	$(367,549)
Other comprehensive income (loss), net of income taxes:
Change in net unrealized gains (losses) on interest rate swaps	2,003	(696)	—
Change in foreign currency translation adjustment	(150)	417	(13,914)
Total other comprehensive income (loss), net of income taxes	1,853	(279)	(13,914)
Comprehensive loss	$(10,188)	$(207,660)	$(381,463)
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

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DOTDASH MEREDITH INC.
CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY

	Common Stock, $0.01 par value		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholder's Equity
	$	Shares
	(In thousands, except share count)
Balance at December 31, 2021	$—	1,000	$1,494,176	$(63,365)	$1,652	$1,432,463
Net loss	—	—	—	(367,549)	—	(367,549)
Other comprehensive loss	—	—	—	—	(13,914)	(13,914)
Stock-based compensation expense	—	—	21,755	—	—	21,755
Reimbursement to IAC for settlement of Dotdash Meredith equity awards	—	—	(2,582)	—	—	(2,582)
Adjustment pursuant to the tax sharing agreement	—	—	5,373	—	—	5,373
Balance at December 31, 2022	$—	1,000	$1,518,722	$(430,914)	$(12,262)	$1,075,546
Net loss	—	—	—	(207,381)	—	(207,381)
Other comprehensive loss	—	—	—	—	(279)	(279)
Stock-based compensation expense	—	—	23,501	—	—	23,501
Contributions from IAC	—	—	510,000	—	—	510,000
Distributions to IAC	—	—	(405,000)	—	—	(405,000)
Reimbursement to IAC for settlement of Dotdash Meredith equity awards	—	—	(2,267)	—	—	(2,267)
Balance at December 31, 2023	$—	1,000	$1,644,956	$(638,295)	$(12,541)	$994,120
Net loss	—	—	—	(12,041)	—	(12,041)
Other comprehensive income	—	—	—	—	1,853	1,853
Stock-based compensation expense	—	—	25,825	—	—	25,825
Contributions from IAC	—	—	125,000	—	—	125,000
Distributions to IAC	—	—	(230,000)	—	—	(230,000)
Reimbursement to IAC for settlement of Dotdash Meredith equity awards	—	—	(8,919)	—	—	(8,919)
Other			40			40
Balance at December 31, 2024	$—	1,000	$1,556,902	$(650,336)	$(10,688)	$895,878
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

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DOTDASH MEREDITH INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Cash flows from operating activities:
Net loss	$(12,041)	$(207,381)	$(367,549)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of intangibles	136,417	279,737	277,712
Non-cash lease expense (including right-of-use asset impairments)	35,085	82,012	51,175
Depreciation	26,304	70,257	41,385
Stock-based compensation expense	25,825	23,501	21,755
Provision for credit losses	4,364	5,075	7,759
Pension and post-retirement benefit (credit) cost	(5,453)	76	209,991
Deferred income taxes	(38,181)	(93,206)	(150,485)
Other adjustments, net	(13)	1,818	5,293
Changes in assets and liabilities, net of effects of dispositions:
Accounts receivable	(38,679)	(12,396)	39,419
Other assets	60,384	23,054	(8,413)
Operating lease liabilities	(45,553)	(47,665)	(39,636)
Accounts payable and other liabilities	8,947	(93,833)	(218,993)
Income taxes payable and receivable	4,858	(11,714)	27,941
Deferred revenue	(4)	(5,377)	(2,165)
Net cash provided by (used in) operating activities	162,260	13,958	(104,811)
Cash flows from investing activities:
Capital expenditures	(14,293)	(10,370)	(12,885)
Purchase of retirement investment fund	(15,968)	—	—
Proceeds from the sale of retirement investment fund	2,326	—	—
Net proceeds from the sales of assets	12,745	30,370	254
Collection of note receivable	8,933	13,998	19,497
Proceeds from life insurance claims	984	10,051	3,895
Proceeds from the sale of a business	—	2,212	25,618
Net cash (used in) provided by investing activities	(5,273)	46,261	36,379
Cash flows from financing activities:
Contributions from IAC	125,000	510,000	—
Distributions to IAC	(230,000)	(405,000)	—
Proceeds from issuance of Term Loan B-1	7,964	—	—
Principal payments on Term Loans	(67,964)	(30,000)	(30,000)
Reimbursement to IAC for the settlement of Dotdash Meredith equity awards	(2,805)	(2,265)	(2,582)
Refund pursuant to the tax sharing agreement	—	5,373	—
Other, net	(15)	(583)	(785)
Net cash (used in) provided by financing activities	(167,820)	77,525	(33,367)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(744)	448	(2,314)
Net (decrease) increase in cash and cash equivalents and restricted cash	(11,577)	138,192	(104,113)
Cash and cash equivalents and restricted cash at beginning of period	268,699	130,507	234,620
Cash and cash equivalents and restricted cash at end of period	$257,122	$268,699	$130,507
The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION
As used herein, "Dotdash Meredith," the "Company," "we," "our" or "us" and similar terms refer to Dotdash Meredith Inc. and its subsidiaries (unless the context requires otherwise).
Merger
On March 1, 2024, Dotdash Meredith, Inc., the parent Dotdash Meredith entity, was merged into its subsidiary Dotdash Media Inc. Upon effectiveness of that merger, the name of the subsidiary Dotdash Media Inc. was amended and renamed Dotdash Meredith Inc. Subsequent to the merger, Dotdash Meredith Inc. is the parent entity.
Ownership
Both before and after the merger, Dotdash Meredith is an indirect wholly-owned subsidiary of IAC Inc. ("IAC").
Nature of Operations
Dotdash Meredith is one of the largest digital and print publishers in America. Nearly 200 million people trust Dotdash Meredith each month to help them make decisions, take action and find inspiration. Dotdash Meredith's over 40 iconic brands include People, Better Homes & Gardens, Verywell, FOOD & WINE, The Spruce, allrecipes, BYRDIE, REAL SIMPLE, Investopedia and Southern Living.
The Company has two operating segments: (i) Digital, which includes its digital, mobile and licensing operations; and (ii) Print, which includes its magazine subscription and newsstand operations.
NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The Company prepares its consolidated financial statements (referred to herein as "financial statements") in accordance with United States ("U.S.") generally accepted accounting principles ("GAAP").
The financial statements include all accounts of the Company, all entities that are wholly-owned by the Company and all entities in which the Company has a controlling financial interest. All intercompany transactions and balances between entities comprising the Company have been eliminated.
Accounting Estimates
Management of the Company is required to make certain estimates, judgments and assumptions during the preparation of its financial statements in accordance with GAAP. These estimates, judgments and assumptions affect the amounts and disclosures reported in the financial statements and accompanying notes. Actual results could differ from these estimates.
On an ongoing basis, the Company evaluates its estimates, judgments and assumptions, including those related to: the fair value of cash equivalents; the carrying value of accounts receivable, including the determination of the allowance for credit losses; the recoverability of right-of-use assets ("ROU assets"); the useful lives and recoverability of leasehold improvements, equipment, buildings and capitalized software and definite-lived intangible assets; the recoverability of goodwill and indefinite-lived intangible assets; the fair value of interest rate swaps; the fair value of a retirement investment fund; contingencies; the fair value of acquisition-related contingent consideration arrangements; unrecognized tax benefits; the valuation allowance for deferred income tax assets; pension and post-retirement benefit expenses, including actuarial assumptions regarding discount rates, expected returns on plan assets, inflation and healthcare costs; and the fair value of and forfeiture rates for stock-based awards, among others. The Company bases its estimates, judgments and assumptions on historical experience, its forecasts and budgets and other factors that the Company considers relevant.

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

General Revenue Recognition
The Company accounts for a contract with a customer when it has approval and commitment from all authorized parties, the rights of the parties and payment terms are identified, the contract has commercial substance and collectability of consideration is probable. Revenue is recognized when control of the promised services or goods is transferred to the Company's customers and in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services or goods.
The Company's disaggregated revenue disclosures are presented in "Note 8—Segment Information."
Transaction Price
The objective of determining the transaction price is to estimate the amount of consideration the Company is due in exchange for its services or goods, including amounts that are variable. Contracts may include sales incentives, such as volume discounts or rebates, which are accounted for as variable consideration when estimating the transaction price. The Company also maintains a liability for potential future refunds and customer credits, which is recorded as a reduction of revenue. All estimates of variable consideration are based upon historical experience and customer trends. The Company determines the total transaction price, including an estimate of any variable consideration, at contract inception and reassesses this estimate each reporting period.
The Company excludes from the measurement of transaction price all taxes assessed by governmental authorities that are both (i) imposed on and concurrent with a specific revenue-producing transaction and (ii) collected from customers. Accordingly, such tax amounts are not included as a component of revenue or cost of revenue.
Arrangements with Multiple Performance Obligations
The Company’s contracts with customers may include multiple performance obligations. For such arrangements, the Company allocates revenue to each performance obligation based on its relative standalone selling price. The Company determines standalone selling prices based on the prices charged to customers, which are directly observable, or an estimate if not directly observable.
Practical Expedients and Exemptions
For contracts that have an original duration of one year or less, the Company uses the practical expedient available under ASC Topic 606, Revenue from Contracts with Customers ("ASC 606"), applicable to such contracts and does not consider the time value of money.
In addition, as permitted under the practical expedient available under ASC 606, the Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts with variable consideration that is tied to sales-based or usage-based royalties, allocated entirely to unsatisfied performance obligations, or to a wholly unsatisfied promise accounted for under the series guidance, and (iii) contracts for which the Company recognizes revenue at the amount which it has the right to invoice for services performed.
Costs to Obtain a Contract with a Customer
The Company uses third-party agents to obtain certain magazine subscribers. The agents are paid a commission, which can be as much as the subscription price charged to the subscriber. The Company's subscriptions do not have substantive termination penalties; therefore, the contract term is determined on an issue-by-issue basis. Accordingly, these commissions do not qualify for capitalization because there is no contract with a customer until a copy is prepared for shipment, at which point these costs are expensed. In the event a subscriber cancels their subscription, the Company recognizes a liability to the extent the commission is refundable to the third-party agent. The Company expenses additional amounts paid to agents (such as per subscriber bounties) to acquire subscribers as incurred. Expenses related to third-party agent sales of magazine subscriptions are included in "Selling and marketing expense" in the statement of operations.

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Revenue Recognition Policies
Dotdash Meredith revenue consists of digital and print revenue. Digital revenue consists principally of advertising, performance marketing and licensing and other revenue. Print revenue consists principally of subscription, advertising, project and other, newsstand and performance marketing revenue.
Digital
Advertising
Advertising revenue is generated primarily through digital advertisements sold by the Company's sales team directly to advertisers or through advertising agencies and programmatic advertising networks. Performance obligations consist of delivering advertisements with a promised number of actions related to the advertisements, such as impressions or clicks, displaying advertisements for an agreed upon amount of time or providing available advertising space. The price is determined by an agreed-upon pricing model such as CPM (cost-per-1,000 impressions), CPC (cost-per-click) or flat fees.
The Company recognizes revenue over time as performance obligations are satisfied. Revenue is recognized using an output method based on actions delivered or time elapsed depending on the nature of the performance obligation. The Company considers the right to receive consideration from a customer to correspond directly with the value to the customer of our performance completed to date. The customer is invoiced in the month following the month that the advertisements are delivered.
Performance Marketing
Performance marketing revenue includes commissions generated through affiliate commerce, affinity marketing channels and performance marketing. Affiliate commerce commission revenue is generated when the Company's branded content refers consumers to commerce partner websites resulting in a purchase or transaction. Performance marketing commissions are generated on a cost-per-click or cost-per-action basis. Performance marketing and affiliate commerce partners are invoiced monthly.
Affinity marketing programs are arrangements where the Company acts as an agent for both the Company and third-party publishers to market and place magazine subscriptions online. Commissions are earned when a subscriber name has been provided to the publisher. The Company net settles with the third-party publishers monthly.
Licensing and Other
Licensing and other revenue include symbolic licenses, which include direct-to-retail product partnerships based on the Company's brands, and functional licenses, which consist of content use and distribution relationships, including utilization in large-language models and other artificial intelligence-related activities. Revenues from symbolic licenses are in the form of a royalty based on the sale or usage of the branded product, which is recognized over time when the sale or use occurs. Generally, revenues are accrued based on estimated sales and adjusted as actual sales are reported by partners. These adjustments are typically recorded within three months of the initial estimates and have not been material. Minimum guarantees, if applicable, are generally recognized as revenue over the term of the applicable contract. Revenue from functional licenses is recognized as the Company's content is delivered or access to the content is granted.
Print
Subscription
Subscription revenue relates to the sale of the Company's magazine subscriptions, including digital editions. The Company's subscriptions do not have substantive termination penalties; therefore, the contract term is determined on an issue-by-issue basis. Most of the Company’s subscription sales are prepaid at the time of order and may be canceled at any time for a refund of the pro rata portion of the initial subscription. Accordingly, the amounts received from prepaid subscriptions are recorded as a customer deposit liability rather than as deferred revenue. Each issue is a distinct performance obligation and revenue is recognized when the publication is sent to the customer.

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Advertising
Advertising revenue primarily relates to the sale of advertising in magazines directly to advertisers or through advertising agencies. Revenue is recognized on the magazine issue's on-sale date, which is the date the magazine is published. The customer is invoiced, net of agency commissions, once the advertisements are published under normal industry trade terms.
Project and Other
Project and other revenue include other revenue streams that are primarily project based and may relate to any one or combination of the following activities: audience targeted advertising, custom publishing, content strategy and development, email marketing, social media, database marketing and search engine optimization. Depending on the contractual arrangement, revenue is recognized either as the purchased advertising is run on third-party platforms, or over the contractual period when the products do not have an alternate use to the Company or its other clients. Payment terms vary based on the nature of the contract.
Newsstand
Newsstand revenue is related to single copy magazines or bundles of single copy magazines sold to wholesalers for resale on newsstands. Publications sold to magazine wholesalers are sold with the right to receive credit from the Company for magazines returned to the wholesaler by retailers. Revenue is recognized on the issue's on-sale date as the date aligns most closely with the date that control is transferred to the customer. Wholesalers are invoiced a percentage of estimated final sales the month after the issue’s initial on-sale date. The previously estimated revenue is adjusted based upon the final sales, which occur when the final amounts are settled under normal industry terms.
Performance Marketing
Performance marketing revenue principally consists of affinity marketing revenue through which the Company places magazine subscriptions for third-party publishers. Commissions are earned when a subscriber name has been provided to the publisher and any free trial period is completed. The Company net settles with these third parties monthly.
Accounts Receivable, Net of the Allowance for Credit Losses
Accounts receivable include amounts billed and currently due from customers. The allowance for credit losses is based upon a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, the specific customer’s ability to pay its obligation and any other forward-looking data regarding customers' ability to pay that is available.
Deferred Revenue
Deferred revenue consists of payments that are received or are contractually due in advance of the Company's performance obligation. The Company’s deferred revenue is reported on a contract-by-contract basis at the end of each reporting period. The Company classifies deferred revenue as current when the remaining term or expected completion of its performance obligation is one year or less. The deferred revenue balances were $18.6 million and $17.6 million at December 31, 2024 and 2023, respectively, and were current, except for less than $0.1 million in both periods that was non-current. During the year ended December 31, 2024, the Company recognized $17.4 million of revenue that was included in the deferred revenue balance at December 31, 2023. The deferred revenue balance was $26.7 million at December 31, 2022 and was current, except for less than $0.1 million that was non-current. During the year ended December 31, 2023, the Company recognized $26.5 million of revenue that was included in the deferred revenue balance at December 31, 2022. Non-current deferred revenue is included in "Other long-term liabilities" in the balance sheet.
Cash and Cash Equivalents
Cash and cash equivalents include cash and short-term investments, with maturities of less than 91 days from the date of purchase. Domestically, cash equivalents primarily consist of AAA rated government money market funds. Internationally, cash equivalents primarily consist of short-term time deposits.

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Certain Risks and Concentrations
Interest Rate Risk
At December 31, 2024, the principal amount of the Company's outstanding debt totals $1.48 billion, which bears interest at a variable rate. The Company entered into interest rate swaps for a total notional amount of $350 million in March 2023. See “Interest Rate Swaps” below and "Note 6—Long-term Debt" for additional information. At December 31, 2024, the outstanding balance of $1.18 billion related to Term Loan B-1 due December 1, 2028 ("Term Loan B-1") bore interest at an adjusted term secured overnight financing rate ("Adjusted SOFR"), subject to a minimum of 0.50%, plus 3.50%, or 8.05%, and the outstanding balance of $297.5 million related to Term Loan A due December 1, 2026 ("Term Loan A") bore interest at Adjusted Term SOFR plus 2.25%, or 6.94%. If Adjusted Term SOFR were to increase or decrease by 100 basis points, the annual interest expense on Term Loan A and Term Loan B-1, net of the impact related to the $350 million in notional amount of interest rate swaps, would increase or decrease by $11.3 million.
Credit Risk
The Company has counterparty credit risk exposure to the private limited life insurance company, which issued the annuity contracts held by the IPC Pension Scheme ("IPC Plan"), which is the funded plan in the United Kingdom ("U.K.") as well as certain financial institutions that are counterparties to the interest rate swaps. In addition, cash and cash equivalents are maintained with financial institutions and are in excess of any applicable third-party insurance limits, such as the Federal Deposit Insurance Corporation and the Securities Investor Protection Corporation.
Other Risks
The Company is subject to certain risks and concentrations including dependence on third-party technology providers and exposure to risks associated with online commerce security.
Inventories
Inventories consist mainly of paper stock, print editorial content, books and other merchandise and are stated at the lower of cost or estimated net realizable value. Cost is determined using the first-in, first-out method for books and weighted average cost method for paper and other merchandise.
Leasehold Improvements, Equipment, Buildings, Capitalized Software and Land
Leasehold improvements, equipment, buildings, capitalized software and land are recorded at cost or at fair value to the extent acquired in a business combination. Repairs and maintenance costs are expensed as incurred. Amortization of leasehold improvements, which is included in "Depreciation" in the statement of operations, and depreciation are computed using the straight-line method over the estimated useful lives of the assets, or, in the case of leasehold improvements, the lease term, if shorter.

Asset Category	Estimated Useful Lives
Leasehold improvements	3 to 11 Years
Equipment (including furniture)	3 to 10 Years
Buildings	10 to 30 Years
Capitalized software	2 to 3 Years

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DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company capitalizes certain internal use software costs including external direct costs utilized in developing or obtaining the software and compensation for personnel directly associated with the development of the software. Capitalization of such costs begins when the preliminary project stage is complete and ceases when the project is substantially complete and ready for its intended purpose. The net book value of capitalized internal use software is $7.6 million and $10.1 million at December 31, 2024 and 2023, respectively.
Business Combinations
The purchase price of an acquisition is attributed to the assets acquired and liabilities assumed based on their fair values at the date of acquisition, including identifiable intangible assets that either arise from a contractual or legal right or are separable from goodwill. The Company usually obtains the assistance of outside valuation experts in the allocation of purchase price to the identifiable intangible assets acquired. While outside valuation experts may be used, management has the ultimate responsibility for the valuation methods, models and inputs used and the resulting purchase price allocation. The excess purchase price over the value of net tangible and identifiable intangible assets acquired is recorded as goodwill and is assigned to the reporting unit(s) that is expected to benefit from the business combination as of the acquisition date. There have been no acquisitions made since the 2021 acquisition of Meredith Holdings Corporation ("Meredith"), for which the allocation of purchase price to the assets acquired and liabilities assumed, the determination of the reporting units and the allocation of goodwill to the reporting units were finalized during the fourth quarter of 2022.
Goodwill and Indefinite-Lived Intangible Assets
The Company has two operating segments, which also comprise the Company’s reporting units, Digital and Print. Goodwill is tested for impairment at the reporting unit level. See "Note 8—Segment Information" for additional information regarding the Company's method of determining operating and reportable segments.
The Company assesses goodwill and indefinite-lived intangible assets, which are certain trade names and trademarks, for impairment annually at October 1 or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit or the fair value of an indefinite-lived intangible asset below its carrying value. The Print reporting unit has no goodwill and all of the Company’s goodwill is at its Digital reporting unit.

When the Company elects to perform a qualitative assessment and concludes it is not more likely than not that the fair value of the reporting unit is less than its carrying value, no further assessment of that reporting unit's goodwill is necessary; otherwise, a quantitative assessment is performed and the fair value of the reporting unit is determined. If the carrying value of the reporting unit exceeds its estimated fair value, a goodwill impairment equal to the excess is recorded.
For the Company's annual goodwill test as of October 1, 2024, a qualitative assessment of the Digital reporting unit's goodwill was performed because the Company concluded it was more likely than not that the fair value of the reporting unit was in excess of its respective carrying value. The primary factors that the Company considered in its qualitative assessment were (i) the strong forecasted operating performance, in addition to actual operating results in the current year; and (ii) the preparation of a valuation prepared as of October 1, 2023, of the Company's reporting units. The Company also considered the valuations of the Company as of December 31, 2023 and June 30, 2024 that were prepared primarily to determine the fair value of the Company and its common shares. The fair value of the common shares is used in connection with the issuance and/or settlement of equity awards that are denominated in the equity of the Company. The Company's qualitative test resulted in no impairment.
Given the decline in IAC's stock price after October 1, 2024, the Company subsequently quantitatively tested the Digital reporting unit's goodwill as of December 31, 2024 and no impairment was noted.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The fair value of the Company's reporting unit is determined using both an income approach based on discounted cash flows ("DCF") and a market approach when it tests goodwill for impairment, either on an interim basis as of October 1 each year. The Company uses the same approach in determining the fair value of its business in connection with its non-public stock-based compensation plan, which can be a significant factor in the decision to apply the qualitative assessment rather than a quantitative test. Determining the fair value using a DCF analysis requires the exercise of significant judgment with respect to several items, including the amount and timing of expected future cash flows and appropriate discount rates. The expected cash flows used in the DCF analyses are based on the Company's most recent forecast and budget and, for years beyond the budget, the Company's estimates, which are based, in part, on forecasted growth rates. The discount rate used in the DCF analyses is intended to reflect the risks inherent in the expected future cash flows of the reporting unit. Assumptions used in the DCF analyses, including the discount rate, are assessed based on each reporting unit's current results and forecasted future performance, as well as macroeconomic and industry specific factors. The discount rate used in the valuation as of December 31, 2024 was 14.5%. The discount rates used in the valuation as of October 1, 2023 was 15.5%. Determining fair value using a market approach considers multiples of financial metrics based on both acquisitions and trading multiples of a selected peer group of companies. From the comparable companies, a representative market multiple is determined which is applied to financial metrics to estimate the fair value of a reporting unit. To determine a peer group of companies for our respective reporting units, we considered companies relevant in terms of consumer use, monetization model, margin and growth characteristics and brand strength operating in their respective sectors.

While the Company has the option to qualitatively assess whether it is more likely than not that the fair values of its indefinite-lived intangible assets are less than their carrying values, the Company's policy is to determine the fair value of each of its indefinite-lived intangible assets annually as of October 1, in part, because the level of effort required to perform the quantitative and qualitative assessments is essentially equivalent. The Company determines the fair value of indefinite-lived intangible assets using an avoided royalty DCF valuation analysis. Significant judgments inherent in this analysis include the selection of appropriate royalty and discount rates and estimating the amount and timing of expected future cash flows. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the expected future cash flows generated by the respective intangible assets. The royalty rates used in the DCF analyses are based upon an estimate of the royalty rates that a market participant would pay to license the Company's trade names and trademarks. The future cash flows are based on the Company's most recent forecast and budget and, for years beyond the budget, the Company's estimates, which are based, in part, on forecasted growth rates. Assumptions used in the avoided royalty DCF analyses, including the discount rate and royalty rate, are assessed annually based on the actual and projected cash flows related to the asset, as well as macroeconomic and industry specific factors. The discount rates used in the Company's annual indefinite-lived impairment assessment was 13.5% in 2024 and ranged from 15.5% to 16.0% in 2023 and the royalty rates used ranged from 5% to 8% in both 2024 and 2023. The October 1, 2023 annual quantitative assessment of indefinite-lived intangible assets identified an impairment of $79.9 million related to certain other indefinite-lived trade name intangible assets in the Digital segment. The discount rate used to value these trade names was 15.5% and the royalty rate was 6%.
During the first quarter of 2024, the Company determined that a projected reduction in future revenue related to certain indefinite-lived trade name intangible assets with a carrying value of $20.7 million in the Digital segment resulted in a change in classification to definite-lived intangible assets to be amortized over their respective useful lives. There was no impairment recorded in connection with the change in classification.
During the third quarter of 2023, the Company determined that a projected reduction in future revenue related to a certain indefinite-lived trade name intangible asset in the Digital segment was an indicator of possible impairment. Following the identification of the indicator, the Company updated its calculation of the fair value of the indefinite-lived intangible asset and recorded an impairment of $7.6 million. The discount rate used to value the trade name was 16% and the royalty rate was 8%. A quantitative assessment of this indefinite-lived trade name intangible asset was prepared as of October 1, 2023; this test resulted in no additional impairment as its carrying value approximates its fair value.
If the carrying value of an indefinite-lived intangible asset exceeds its estimated fair value, an impairment equal to the excess is recorded. The Company did not have any indefinite-lived intangible assets with an excess of fair value over carrying value less than 20%.
Impairment charges recorded on indefinite-lived intangible assets are included in "Amortization of intangibles" in the statement of operations.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Long-Lived Assets
Long-lived assets, other than goodwill and indefinite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value is deemed not to be recoverable, an impairment loss is recorded equal to the amount by which the carrying value of the long-lived asset exceeds its fair value.
During the first quarter of 2023, due to the continued decline in the commercial real estate market, the Company recorded impairment charges of $70.0 million related to certain unoccupied leased office space consisting of impairments of $44.7 million and $25.3 million of an ROU asset and related leasehold improvements, furniture and equipment, respectively.
During the third quarter of 2022, the Company recorded impairment charges of $21.3 million related to the consolidation of certain leased spaces following the Meredith acquisition consisting of impairments of $14.3 million and $7.0 million of an ROU asset and related leasehold improvements, furniture and equipment, respectively. See "Note 15—Restructuring Charges, Transaction-Related Expenses and Change-in-Control Payments" for additional information.
The impairment charges related to ROU assets are included in "General and administrative expense" and the impairment charges related to leasehold improvements, furniture and equipment are included in "Depreciation" in the statement of operations. The impairment charges represent the amount by which the carrying value of the asset group exceeded its estimated fair value, calculated using a DCF approach using sublease market assumptions of the expected cash flows and discount rate. The impairment charges were allocated between the ROU assets and related leasehold improvements, furniture and equipment of the asset group based on their relative carrying values.
Fair Value Measurements
The Company categorizes its financial instruments measured at fair value into a fair value hierarchy that prioritizes the inputs used in pricing the asset or liability. The three levels of the fair value hierarchy are:
•Level 1: Observable inputs obtained from independent sources, such as quoted market prices for identical assets and liabilities in active markets.
•Level 2: Other inputs, which are observable directly or indirectly, such as quoted market prices for similar assets or liabilities in active markets, quoted market prices for identical or similar assets or liabilities in markets that are not active and inputs that are derived principally from or corroborated by observable market data. The fair values of the Company's Level 2 financial assets are primarily obtained from observable market prices for identical underlying securities that may not be actively traded. Certain of these securities may have different market prices from multiple market data sources, in which case an average market price is used.
•Level 3: Unobservable inputs for which there is little or no market data and require the Company to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the assets or liabilities.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Assets measured at fair value on a nonrecurring basis
The Company's non-financial assets, such as goodwill, intangible assets, ROU assets, leasehold improvements, equipment, buildings and capitalized software are adjusted to fair value only when an impairment is recognized. Such fair value measurements are based predominantly on Level 3 inputs. Refer to "Goodwill and Indefinite-Lived Intangible Assets" and "Long-Lived Assets" above for a description of impairment charges.
Note Receivable
In connection with the 2021 acquisition of Meredith, the Company acquired a non-interest-bearing note receivable. The last annual payment on this note receivable was collected in June 2024, and therefore, there is no longer a balance outstanding. Interest was imputed on the note utilizing an interest rate reflecting the borrower’s specific credit risk. At December 31, 2023 the outstanding gross principal balance on the note of $8.9 million and the related imputed interest is included in "Other current assets" in the balance sheet.

Advertising Costs
Advertising costs are expensed in the period incurred (when the advertisement first runs for production costs that are initially capitalized) and primarily represent online marketing, including fees paid to search engines and social media sites, and direct-mail costs for magazine subscription acquisition efforts. Advertising expense was $141.2 million, $122.8 million and $129.0 million for the years ended December 31, 2024, 2023 and 2022, respectively.
Legal Costs
Legal costs, other than certain costs incurred to obtain financing, which are generally capitalized, are expensed as incurred.
Interest Rate Swaps
In March 2023, the Company entered into interest rate swaps for a total notional amount of $350 million, which synthetically converted a portion of Term Loan B due December 1, 2028 ("Term Loan B") and, following the effectiveness of Amendment No. 1 to the Credit Agreement on November 26, 2024 (the "Amended Credit Agreement"), Term Loan B-1, from a variable rate to a fixed rate to manage interest rate risk exposure for the period commencing April 3, 2023 and ending April 1, 2027. The Company designated the interest rate swaps as cash flow hedges and applies hedge accounting to these contracts in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 815, Derivatives and Hedging. As cash flow hedges, the interest rate swaps are recognized at fair value on the balance sheet as either assets or liabilities, with the changes in fair value recorded in "Accumulated other comprehensive loss" in the balance sheet and reclassified into “Interest expense” in the statement of operations in the periods in which the interest rate swaps affect earnings. The Company assessed hedge effectiveness at the time of entering into these agreements and determined these interest rate swaps are expected to be highly effective. The Company evaluates the hedge effectiveness of the interest rate swaps quarterly, or more frequently, if necessary, by verifying (i) that the critical terms of the interest rate swaps continue to match the critical terms of the hedged interest payments and (ii) that it is probable the counterparties will not default. If the two requirements are met, the interest rate swaps are determined to be effective and all changes in the fair value of the interest rate swaps are recorded in "Accumulated other comprehensive loss." The cash flows related to interest settlements of the hedged monthly interest payments are classified as operating activities in the statement of cash flows, consistent with the interest expense on the related Term Loan B-1 and Term Loan B.
Original Issue Discount, Debt Issuance Costs and Deferred Financing Costs
Costs incurred to obtain financing are deferred and amortized to "Interest expense" in the statement of operations over the related financing period using the effective interest method. The Company records debt issuance costs as a direct reduction of the carrying value of the related debt. Financing costs related to the undrawn revolving credit facility are included in "Other non-current assets" in the balance sheet.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Income Taxes
Dotdash Meredith is included within IAC’s tax group for purposes of federal and consolidated state income tax return filings. In all periods presented, the income tax provision and/or benefit has been computed for the Company on an as if standalone, separate return basis and payments to and refunds from IAC for the Company’s share of IAC’s consolidated federal and state tax return liabilities/receivables calculated on this basis have been reflected in "Net cash provided by (used in) operating activities" in the statement of cash flows.
The Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided if it is determined that it is more likely than not that the deferred tax asset will not be realized. The Company records interest, net of any applicable related income tax benefit, for uncertain tax positions as a component of income tax expense. The Company elects to recognize the tax on Global Intangible Low-Taxed Income as a period expense in the period the tax is incurred.
The Company evaluates and accounts for uncertain tax positions using a two-step approach. Recognition (step one) occurs when the Company concludes that a tax position, based solely on its technical merits, is more likely than not to be sustainable upon examination. Measurement (step two) determines the amount of benefit that is greater than 50% likely to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. De-recognition of a tax position that was previously recognized would occur when the Company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained.
Pensions and Post-Retirement Benefits
In connection with the acquisition of Meredith in December 2021, the Company assumed certain pension plan obligations. The two largest of these pension plans were funded plans in the U.K. and the U.S.
The IPC Plan relates to a business that was sold by Meredith Corporation prior to December 2021. The IPC Plan has entered into two annuity contracts designed to provide payments equal to all future designated contractual benefit payments to covered participants. The value of these annuity contracts and the liabilities with respect to participants are expected to match. There are no active participants in the IPC Plan or the unfunded pension plan in the U.K. so there are no service costs. While the Company does not expect to have to make any contributions to the IPC Plan, that could change based upon future events.
The domestic funded plan and unfunded plan were frozen with respect to new participants January 1, 2018. The domestic funded pension plan was terminated as of December 31, 2022, and therefore, has no service costs after that date. No future contributions will be required to the domestic funded plan due to its termination.
The domestic unfunded plan was frozen as of December 31, 2024, and therefore, will have no service costs in the future. Pension benefits for the domestic plan are based on formulas that reflect pay credits allocated to participants’ accounts based on years of benefit service and annual pensionable earnings.
The unfunded plan in the U.S. and the unfunded plan in the U.K. are funded as payments are made to the plan participants, which can include the purchase of annuity contracts. In addition, the Company provides health care benefits for certain employees in the U.S. upon their retirement. This plan is the only plan with active participants that are accruing benefits based upon service and the expected cost of which is accrued over the period that the employees render service; this plan is funded as claims are paid.
The Company utilizes a mark-to-market approach to account for pension and post-retirement benefits. Under this approach, the Company recognizes changes in the fair value of plan assets and actuarial gains or losses in the fourth quarter of each fiscal year or whenever a plan is required to be remeasured. Events requiring a plan remeasurement are recognized in the quarter in which the remeasurement event occurs. The remaining components of pension and other post-retirement plan net periodic benefit (credit) cost are recorded on a quarterly basis.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The discount rate for the IPC Plan is an effective insurance settlement rate, using the estimated discount rates inherent in the annuity contracts at each measurement date. The discount rates utilized for the domestic plans and the unfunded U.K. plan were based on the investment yields of high-quality corporate bonds available in the marketplace with maturities equal to projected cash flows of future benefit payments as of the measurement date.
See "Note 10—Pension and Post-Retirement Benefit Plans" for additional information.

Foreign Currency Translation and Transaction Gains and Losses
The financial position and operating results of foreign entities whose primary economic environment is based on their local currency are consolidated using the local currency as the functional currency. These local currency assets and liabilities are translated at the rates of exchange as of the balance sheet date, and local currency revenue and expenses of these operations are translated at average rates of exchange during the period. Translation gains and losses are included in "Accumulated other comprehensive loss" as a component of shareholder's equity. Transaction gains and losses resulting from assets and liabilities denominated in a currency other than the functional currency are included in the statement of operations as a component of "Other income (expense), net."
Stock-Based Compensation
Stock-based compensation is measured at the grant date based on the fair value of the award and is generally expensed over the requisite service period. See "Note 9—Stock-Based Compensation" for a discussion of the Company's stock-based compensation plans.
Recent Accounting Pronouncements
Recent Accounting Pronouncements Adopted by the Company
Accounting Standards Update ("ASU") No. 2023-07—Segment Reporting (Topic 280)—Improvements to Reportable Segment Disclosures
In November 2023, the FASB issued ASU No. 2023-07, which is intended to provide users of financial statements with more decision-useful information about reportable segments of a public business entity, primarily through enhanced disclosures of significant segment expenses. The Company adopted ASU No. 2023-07 effective for the fiscal year beginning January 1, 2024 and applied the new guidance retrospectively to all prior periods presented in the financial statements. See “Note 8—Segment Information” for additional information on the impact to the Company.
Recent Accounting Pronouncements Not Yet Adopted by the Company
ASU No. 2023-09—Income Taxes (Topic 740)—Improvements to Income Tax Disclosures
In December 2023, the FASB issued ASU No. 2023-09, which establishes required categories and a quantitative threshold to the annual tabular rate reconciliation disclosure and disaggregated jurisdictional disclosures of income taxes paid. The guidance's annual requirements are effective for the Company beginning with the reporting period for the fiscal year ending December 31, 2025. Early adoption is permitted and ASU No. 2023-09 may be applied either prospectively or retrospectively. The Company is currently assessing ASU No. 2023-09, its impact on its income tax disclosures and the method of adoption. ASU No. 2023-09 does not affect the Company's results of operations, financial condition or cash flows. The Company does not plan to adopt ASU No. 2023-09 early.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

ASU No. 2024-03—Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40)—Disaggregation of Income Statement Expenses
In November 2024, the FASB issued ASU No. 2024-03, which is intended to provide users of financial statements with more decision-useful information about expenses of a public business entity, primarily through enhanced disclosures of certain components of expenses commonly presented within captions on the statement of operations, such as purchases of inventory, employee compensation, depreciation and amortization, as well as a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively. ASU No. 2024-03 also requires disclosure of the total amount of selling expenses and, in annual reporting periods, the definition of selling expenses. ASU No. 2024-03 is effective for fiscal years beginning after December 15, 2026 and for interim periods beginning after December 15, 2027. Early adoption is permitted and ASU No. 2024-03 may be applied either prospectively or retrospectively. The Company is currently assessing ASU No. 2024-03, its impact on its disclosures and the timing and method of adoption. ASU No. 2024-03 does not affect the Company's results of operations, financial condition or cash flows.
Reclassifications
Certain prior year amounts have been reclassified to conform to the current year presentation.
NOTE 3—FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS
The following tables present the Company's financial instruments that are measured at fair value on a recurring basis:

	December 31, 2024
	Level 1	Level 2	Level 3	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$207,389	$—	$—	$207,389
Time deposits	—	18,098	—	18,098
Other current assets:
Retirement investment fund(a)	—	13,763	—	13,763
Other non-current assets:
Interest rate swaps(b)	—	1,715	—	1,715
Total	$207,389	$33,576	$—	$240,965
_______________________
(a) See "Note 10—Pension and Post-Retirement Benefit Plans" for additional information.
(b) Interest rate swaps relate to the $350 million notional amount entered into to hedge the Company's Term Loan B-1. See "Note 2—Summary of Significant Accounting Policies" and "Note 6—Long-term Debt" for additional information. The fair value of interest rate swaps was determined using DCF derived from observable market prices, including swap curves, which are Level 2 inputs.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	December 31, 2023
	Level 1	Level 2	Level 3	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$228,448	$—	$—	$228,448
Time deposits	—	13,085	—	13,085
Total	$228,448	$13,085	$—	$241,533

Liabilities:
Other long-term liabilities:
Interest rate swaps(b)	$—	$(907)	$—	$(907)
Financial instruments measured at fair value only for disclosure purposes
The total fair value of the outstanding long-term debt, including the current portion, is estimated using observable market prices or indices for similar liabilities, which are Level 2 inputs, and was approximately $1.49 billion and $1.53 billion at December 31, 2024 and December 31, 2023, respectively.
NOTE 4—GOODWILL AND INTANGIBLE ASSETS
Goodwill and intangible assets, net are as follows:

	December 31,
	2024	2023
	(In thousands)
Goodwill	$1,499,873	$1,499,873
Intangible assets with indefinite lives	286,151	306,804
Intangible assets with definite lives, net of accumulated amortization	192,937	308,701
Total goodwill and intangible assets, net	$1,978,961	$2,115,378
The December 31, 2024 and 2023 goodwill balances are attributable to the Digital reporting unit and segment. There were no carrying value changes to goodwill during 2024 and 2023. Prior to the acquisition of Meredith in 2021, Dotdash's previous goodwill balance of $198.3 million was fully impaired, resulting in the goodwill balances reflecting accumulated impairment losses of $198.3 million in both periods.
See “Note 2—Summary of Significant Accounting Policies” for further discussion of the Company’s assessments of impairment of goodwill and indefinite-lived intangible assets.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

At December 31, 2024 and 2023, intangible assets with definite lives are as follows:

	December 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted-Average Useful Life
	(In thousands)			(Years)
Advertiser relationships	$297,000	$(211,694)	$85,306	5.0
Licensee relationships	171,000	(123,115)	47,885	4.9
Trade names	132,815	(73,069)	59,746	8.5
Digital content	104,939	(104,939)	—	2.9
Developed technology	64,600	(64,600)	—	2.1
Total	$770,354	$(577,417)	$192,937	5.0

	December 31, 2023
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted-Average Useful Life
	(In thousands)			(Years)
Advertiser relationships	$297,000	$(154,819)	$142,181	5.0
Licensee relationships	171,000	(85,496)	85,504	4.9
Trade names	112,162	(48,767)	63,395	9.6
Digital content	104,939	(88,846)	16,093	2.9
Developed technology	66,200	(64,672)	1,528	2.1
Total	$751,301	$(442,600)	$308,701	5.1
At December 31, 2024, amortization of intangible assets with definite lives for each of the next five years and thereafter is estimated to be as follows:

Year Ending December 31,	(In thousands)
2025	$88,805
2026	70,181
2027	12,477
2028	3,026
2029	3,026
Thereafter	15,422
Total	$192,937
NOTE 5—LEASES
The Company primarily leases office space used in connection with its operations under various operating leases, the majority of which contain escalation clauses.
ROU assets represent the Company’s right to use the underlying assets for the lease term and lease liabilities represent the present value of the Company’s obligation to make payments arising from these leases. ROU assets and related lease liabilities are based on the present value of fixed lease payments over the lease term using the Company's incremental borrowing rate on the lease commencement date, the date of acquisition for any leases acquired in connection with a business combination or January 1, 2019, the date ASC Topic 842, Leases ("ASC 842") was adopted, for leases that commenced prior to that date. The Company combines the lease and non-lease components of lease payments in determining ROU assets and related lease liabilities. If the lease includes one or more options to extend the term of the lease, the renewal option is considered in the lease term if it is reasonably certain the Company will exercise the option(s). Lease expense is recognized on a straight-line basis

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

over the term of the lease. As permitted by ASC 842, leases with an initial term of twelve months or less ("short-term leases") are not recorded on the balance sheet.
Variable lease payments consist primarily of common area maintenance, utilities and taxes, which are not included in the recognition of ROU assets and related lease liabilities. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.
The following table presents the balances of ROU assets and lease liabilities within the balance sheet:

		December 31,
Leases	Balance Sheet Classification	2024	2023
		(In thousands)
Assets:
ROU assets	Other non-current assets	$220,617	$246,480

Liabilities:
Current lease liabilities	Accrued expenses and other current liabilities	$46,873	$45,342
Long-term lease liabilities	Other long-term liabilities	303,579	341,477
Total lease liabilities		$350,452	$386,819
The following table presents the net lease expense within the statement of operations:

		Year Ended December 31,
Lease Expense	Statement of Operations Classification	2024	2023	2022
		(In thousands)
Fixed lease expense	Cost of revenue	$19	$11	$244
Fixed lease expense	Selling and marketing expense	84	2,115	2,534
Fixed lease expense	General and administrative expense	42,259	89,560	47,386
Fixed lease expense	Product development expense	—	—	67
Total fixed lease expense(a)		42,362	91,686	50,231
Variable lease expense	Selling and marketing expense	—	43	—
Variable lease expense	General and administrative expense	10,785	9,827	7,488
Variable lease expense	Product development expense	—	—	66
Total variable lease expense		10,785	9,870	7,554
Net lease expense		$53,147	$101,556	$57,785
_____________________
(a) Includes a $44.7 million lease impairment charge for the year ended December 31, 2023 related to certain unoccupied leased office space due to the continued decline in the commercial real estate market, which is included in "General and administrative expense" in the statement of operations. Fixed lease expense also includes $11.2 million, $10.3 million and $10.7 million of sublease income and $0.4 million, $0.6 million and $2.9 million of short-term lease expense for the years ended December 31, 2024, 2023 and 2022, respectively. During the year ended December 31, 2022, the Company also recorded $14.3 million of impairment charges related to the consolidation of certain leased spaces following the Meredith acquisition, which is included in "General and administrative expense" in the statement of operations as a restructuring charge. See "Note 2—Summary of Significant Accounting Policies" and "Note 15—Restructuring Charges, Transaction-Related Expenses and Change-in-Control Payments" for additional information on impairment and restructuring charges, respectively.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Maturities of lease liabilities at December 31, 2024(b) are summarized below:

Year Ending December 31,	(In thousands)
2025	$62,904
2026	59,497
2027	51,068
2028	53,243
2029	52,131
Thereafter	140,206
Total	419,049
Less: Interest	68,597
Present value of lease liabilities	$350,452
________________
(b) At December 31, 2024, there were no legally binding minimum lease payments for leases signed but not yet commenced.
The following are the weighted average assumptions used for lease term and discount rate:

	December 31,
	2024	2023
Remaining lease term	7.3 years	8.1 years
Discount rate	4.97%	4.81%
The following is the supplemental cash flow information:

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
ROU assets obtained in exchange for lease liabilities	$9,276	$408	$2,788
Derecognition of ROU assets due to termination or modification	$—	$(5,377)	$—
Cash paid for amounts included in the measurement of lease liabilities	$63,589	$67,688	$61,016
In addition, purchase accounting adjustments related to the 2021 acquisition of Meredith were completed during the year ended December 31, 2022 and ROU assets were adjusted downward by $4.3 million and lease liabilities were adjusted upward by $7.1 million.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—LONG-TERM DEBT
Long-term debt consists of:

	December 31,
	2024	2023
	(In thousands)
Term Loan A due December 1, 2026	$297,500	$315,000
Term Loan B-1 due December 1, 2028	1,182,500	—
Term Loan B due December 1, 2028	—	1,225,000
Total long-term debt	1,480,000	1,540,000
Less: current portion of long-term debt	35,000	30,000
Less: original issue discount	3,512	4,470
Less: unamortized debt issuance costs	6,481	8,423
Total long-term debt, net	$1,435,007	$1,497,107
Term Loans and Revolving Facility
On December 1, 2021, the Company entered into a credit agreement ("Credit Agreement"), which provided for (i) the five-year $350 million Term Loan A, (ii) the seven-year $1.25 billion Term Loan B and (iii) a five-year $150 million revolving credit facility ("Revolving Facility"). On November 26, 2024, the Company entered into the Amended Credit Agreement, which governs both the existing Term Loan A and the Revolving Facility, and replaced $1.18 billion of then outstanding Term Loan B principal with an equal amount of Term Loan B-1 (together with Term Loan A, these loans are collectively referred to as "Term Loans").
Term Loan A bears interest at an Adjusted Term SOFR, as defined in the Amended Credit Agreement, plus an applicable margin depending on the Company's most recently reported consolidated net leverage ratio, as defined in the Amended Credit Agreement. The adjustment to the secured overnight financing rate is fixed at 0.10% for Term Loan A. At December 31, 2024 and 2023, Term Loan A bore interest at Adjusted Term SOFR plus 2.25%, or 6.94% and 7.69%, respectively. Prior to the effectiveness of the Amended Credit Agreement, Term Loan B bore an interest rate of Adjusted Term SOFR plus 4.00%, plus a varying adjustment of 0.10%, 0.15% or 0.25% based upon the duration of the borrowing period. The Amended Credit Agreement reset the interest rate on Term Loan B-1 to Adjusted Term SOFR plus 3.50% and removed the varying adjustment. At December 31, 2024, Term Loan B-1 bore interest at Adjusted Term SOFR, subject to a minimum of 0.50%, plus 3.50%, or 8.05%. At December 31, 2023, Term Loan B bore interest at Adjusted Term SOFR, subject to a minimum of 0.50%, plus 4.00%, or 9.44%. Interest payments are due at least quarterly through the respective maturity dates of the Term Loans.
Immediately prior to the effectiveness of the Amended Credit Agreement, the Company prepaid $30 million in aggregate principal of Term Loan B. This prepayment and the reset of the interest rate of Term Loan B-1 were evaluated on a creditor-by-creditor basis to determine whether the transaction should be accounted for as a modification or extinguishment of debt. As a result of this evaluation, a portion of the transaction was determined to be an extinguishment of debt and, therefore, the Company recorded a debt extinguishment loss of $0.3 million in the fourth quarter of 2024 to write off a pro-rata amount of unamortized issuance costs and original issue discount and less than $0.1 million was capitalized as debt issuance costs. The extinguishment loss is recorded in “Interest expense” in the statement of operations. Third-party fees in connection with the Amended Credit Agreement of $3.5 million are recorded in "Other income (expense), net" in the statement of operations.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The interest rate swaps entered into in March 2023, with a maturity date of April 1, 2027, synthetically converted $350 million of Term Loan B and, following the effectiveness of the Amended Credit Agreement, Term Loan B-1, from a variable rate to a fixed rate. Following the effectiveness of the Amended Credit Agreement, should Adjusted Term SOFR continue to equal or exceed 0.50%, then the fixed rate for Term Loan B-1 will be approximately 7.32% ((i) the weighted average fixed interest rate of approximately 3.82% on the interest rate swaps and (ii) the base rate of 3.50%). In the event Adjusted Term SOFR becomes less than 0.50%, then the interest rate swaps would be fixed in a range from approximately 7.32% to 7.42% as determined by the governing agreements. Prior to the effectiveness of the Amended Credit Agreement, the fixed rate for Term Loan B was approximately 7.92% ((i) the weighted average fixed interest rate of approximately 3.82% on the interest rate swaps, (ii) the base rate of 4.00% and (iii) the adjustment to the secured overnight financing rate of 0.10%).
The interest rate swaps are expected to be highly effective. See "Note 7—Accumulated Other Comprehensive Loss" for the net unrealized gains and losses before reclassifications in "Accumulated other comprehensive loss" and realized gains reclassified into "Interest expense" for the years ended December 31, 2024 and 2023. At December 31, 2024, approximately $1.1 million is expected to be reclassified into interest expense within the next twelve months as net realized gains.
Term Loan A requires quarterly principal payments of approximately $8.8 million through December 31, 2025 and approximately $13.1 million thereafter through maturity. Prior to the effectiveness of the Amended Credit Agreement, Term Loan B required quarterly payments of $3.1 million. Following the effectiveness of the Amended Credit Agreement, Term Loan B-1 now requires quarterly payments of $3.0 million commencing March 31, 2026 through maturity. Term Loan B and Term Loan B-1 may require additional annual principal payments as part of an excess cash flow sweep provision, the amount of which, in part, is governed by the applicable net leverage ratio and further subject to the excess cash flow exceeding certain thresholds as defined in the Credit Agreement and Amended Credit Agreement, respectively. No such payment is currently expected related to the period ended December 31, 2024 and no such payment was required related to the period ended December 31, 2023.
There were no outstanding borrowings under the Revolving Facility at both December 31, 2024 and 2023. The annual commitment fee on undrawn funds is based on the most recently reported Company's consolidated net leverage ratio, as defined in the governing agreements, was 40 basis points at both December 31, 2024 and 2023. Any borrowings under the Revolving Facility would bear interest, at the Company's option, at either a base rate or Adjusted Term SOFR, plus an applicable margin, which is based on the Company's consolidated net leverage ratio.
As of the last day of any calendar quarter, subject to certain exemptions and increases for qualifying material acquisitions, the Company will not permit the consolidated net leverage ratio as of the last day of such quarter to exceed 5.5 to 1.0, all as defined in the governing agreements. This ratio was not exceeded for both test periods ended December 31, 2024 and 2023. The Amended Credit Agreement also contains covenants, which are consistent with the Credit Agreement, that would limit the Company’s ability to pay dividends, incur incremental secured indebtedness, or make distributions or certain investments in the event a default has occurred or if the Company’s consolidated net leverage ratio exceeds 4.0 to 1.0, subject to certain available amounts as defined in the governing agreements. The Company did not exceed this ratio for the test period ended December 31, 2024, but this ratio was exceeded for the test period ended December 31, 2023.
The Credit Agreement and the Amended Credit Agreement permit IAC to, among other things, contribute cash to the Company, which will provide additional liquidity to ensure that the Company does not exceed certain consolidated net leverage ratios for any test period, as further defined in the governing agreements. In connection with these capital contributions, the Company may make distributions to IAC in amounts not more than any such capital contributions, provided that no default has occurred and is continuing. Such capital contributions and subsequent distributions impact the consolidated net leverage ratios of the Company, however, absent these contributions, the Company's consolidated net leverage ratio would not have exceeded 5.5 to 1.0 for the years ended December 31, 2024 or 2023. During the year ended December 31, 2024, IAC contributed $125 million to the Company, following which the Company distributed $230 million back to IAC, including $105 million in January 2024 related to IAC's contribution in December 2023. The contributions ceased in September 2024, which the Company distributed back to IAC in October 2024 and, therefore, there are no contributions or distributions outstanding as of December 31, 2024. During the year ended December 31, 2023, IAC contributed $510 million to the Company, following which the Company distributed $405 million back to IAC.
The obligations under the Amended Credit Agreement are guaranteed by certain of the Company's wholly-owned subsidiaries and are secured by substantially all of the assets of the Company and certain of its subsidiaries.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Long-term Debt Maturities:
Long-term debt maturities at December 31, 2024 are summarized in the table below:

Year Ending December 31,	(In thousands)
2025	$35,000
2026	274,325
2027	11,825
2028	1,158,850
Total	1,480,000
Less: current portion of long-term debt	35,000
Less: unamortized original issue discount	3,512
Less: unamortized debt issuance costs	6,481
Total long-term debt, net	$1,435,007
NOTE 7—ACCUMULATED OTHER COMPREHENSIVE LOSS
The following tables present the components of accumulated other comprehensive loss, net of income tax:

	December 31, 2024
	Foreign Currency Translation Adjustment	Unrealized (Losses) Gains On Interest Rate Swaps	Accumulated Other Comprehensive (Loss) Income
	(In thousands)
Balance at January 1	$(11,845)	$(696)	$(12,541)
Other comprehensive (loss) income before reclassifications	(150)	6,785	6,635
Amounts reclassified to earnings	—	(4,782)	(4,782)
Net current period other comprehensive (loss) income	(150)	2,003	1,853
Balance at December 31	$(11,995)	$1,307	$(10,688)

	December 31, 2023			December 31, 2022
	Foreign Currency Translation Adjustment	Unrealized Gains (Losses) on Interest Rate Swaps	Accumulated Other Comprehensive (Loss) Income	Foreign Currency Translation Adjustment
	(In thousands)
Balance at January 1	$(12,262)	$—	$(12,262)	$1,652
Other comprehensive income (loss) before reclassifications	417	2,958	3,375	(13,914)
Amounts reclassified to earnings	—	(3,654)	(3,654)	—
Net current period other comprehensive income (loss)	417	(696)	(279)	(13,914)
Balance at December 31	$(11,845)	$(696)	$(12,541)	$(12,262)
At December 31, 2024 and 2023, there was $0.4 million of deferred income tax provision and $0.2 million of deferred income tax benefit, respectively, related to unrealized gains and losses on interest rate swaps. At December 31, 2022, there was no income tax benefit or provision on the accumulated other comprehensive loss.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—SEGMENT INFORMATION
The overall concept that the Company employs in determining its operating segments is to present the financial information in a manner consistent with the chief operating decision maker's ("CODM") view of the businesses. The Chief Executive Officer, is the CODM of the Company. We consider how the businesses are organized as to segment management and the focus of the businesses with regards to the types of services or products offered or the target market.
Disaggregated Revenue
The following tables presents revenue by reportable segment:

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Revenue
Digital	$1,004,417	$892,426	$931,482
Print	794,045	823,456	1,026,128
Intersegment eliminations(a)	(21,233)	(20,989)	(22,911)
Total	$1,777,229	$1,694,893	$1,934,699
___________________
(a) Intersegment eliminations primarily relates to Digital performance marketing commissions earned for the placement of magazine subscriptions for Print.
The following table presents the revenue of the Company's segments disaggregated by type of service:

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Revenue:
Digital:
Advertising revenue	$643,725	$560,786	$621,714
Performance marketing revenue	243,895	231,087	198,441
Licensing and other revenue	116,797	100,553	111,327
Total Digital revenue	1,004,417	892,426	931,482
Print:
Subscription revenue	327,079	329,357	422,700
Advertising revenue	174,889	203,210	260,282
Project and other revenue	155,090	128,354	154,807
Newsstand revenue	102,096	117,316	132,855
Performance marketing revenue	34,891	45,219	55,484
Total Print revenue	794,045	823,456	1,026,128
Intersegment eliminations(a)	(21,233)	(20,989)	(22,911)
Total segment revenue	$1,777,229	$1,694,893	$1,934,699

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Segment Expenses
The following table presents the significant expenses included in the Company's segment reporting performance measure, Segment Adjusted EBITDA, that are regularly provided to the CODM by the Company's reportable segments:

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Segment Expenses:
Digital:
Cost of revenue	$272,225	$240,985	$309,100
Selling and marketing expense	221,862	192,204	196,696
General and administrative expense	97,932	102,751	127,671
Product development expense	123,005	113,517	111,319
Total Digital expenses	715,024	649,457	744,786
Print:
Cost of revenue	389,089	415,354	527,858
Selling and marketing expense	290,709	280,302	402,564
General and administrative expense	49,898	52,335	54,082
Product development expense	10,556	11,239	10,489
Total Print expenses	740,252	759,230	994,993
Other:
Other(b)	47,766	84,438	65,682
Intersegment eliminations	(21,233)	(20,989)	(22,911)
Total expenses(c)	$1,481,809	$1,472,136	$1,782,550
___________________
(b) Other comprises unallocated corporate expenses.
(c) Includes certain lease impairment and restructuring charges for the years ended December 31, 2023 and 2022. See "Segment Reporting Performance Measure and Reconciliations" below for additional information.

Segment Reporting Performance Measure and Reconciliations
Adjusted EBITDA is the Company's primary financial and GAAP segment measure. Adjusted EBITDA is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of, if applicable, (i) amortization of intangible assets and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. Adjusted EBITDA is the segment reporting performance measure used by the CODM as one of the metrics by which we evaluate the performance of our

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

businesses and our internal budgets are based and may impact management compensation. The following table presents a summary of Segment Adjusted EBITDA:

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Segment Adjusted EBITDA:
Digital	$289,393	$242,969	$186,696
Print	53,793	64,226	31,135
Other(b)	(47,766)	(84,438)	(65,682)
Total Segment Adjusted EBITDA(d)(e)	$295,420	$222,757	$152,149
___________________
(d) The year ended December 31, 2023 includes impairment charges of $44.7 million related to unoccupied leased office space in Other. See "Note 2 - Summary of Significant Accounting Policies" for additional information.

(e) The year ended December 31, 2022 includes $32.2 million, $33.4 million and $7.6 million of restructuring charges and $1.1 million, $1.4 million and $4.7 million of transaction-related expenses in connection with the 2021 acquisition of Meredith in Digital, Print and Other, respectively. See "Note 15—Restructuring Charges, Transaction-Related Expenses and Change-in-Control Payments" for additional information.

The following table reconciles total Segment Adjusted EBITDA to loss before income taxes:

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Total Segment Adjusted EBITDA	$295,420	$222,757	$152,149
Stock-based compensation expense	(25,825)	(23,501)	(21,755)
Depreciation	(26,304)	(70,257)	(41,385)
Amortization of intangibles	(136,417)	(279,737)	(277,712)
Acquisition-related contingent consideration fair value adjustments	—	—	612
Interest expense	(135,719)	(137,495)	(90,058)
Other income (expense), net	14,740	10,010	(206,341)
Loss before income taxes	$(14,105)	$(278,223)	$(484,490)
Geographic Information
Geographic information about revenue and long-lived assets is presented below. Revenue by geography is based on where the customer is located.

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Revenue:
United States	$1,673,960	$1,584,787	$1,816,548
All other countries	103,269	110,106	118,151
Total	$1,777,229	$1,694,893	$1,934,699

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	December 31,
	2024	2023
	(In thousands)
Long-lived assets (excluding goodwill and intangible assets):
United States	$341,156	$387,340
All other countries	2,284	808
Total	$343,440	$388,148
Asset information is not provided to the Company's CODM as that information is not used in the allocation of resources or in assessing the performance of the Company's segments.
NOTE 9—STOCK-BASED COMPENSATION
Stock‑based compensation expense reflected in the statement of operations consists of expense related to stock appreciation rights ("SARs") denominated in Dotdash Meredith equity. Dotdash Meredith recorded stock-based compensation expense of $25.8 million, $23.5 million and $21.8 million for the years ended December 31, 2024, 2023 and 2022, respectively.
Dotdash Meredith Equity Awards
The Company currently has one active plan (the "Plan"). The Plan was adopted in 2020 and provides that the exercise price of SARs granted will not be less than the fair value of the Company’s common stock on the grant date. The Plan and its predecessor plans (collectively, the "Plans") provide for the grant of SARs, including those that may be linked to the achievement of the Company’s stock price, known as market-based awards, and other stock-based awards related to shares of the Company’s common stock. The Plan authorizes the Company to grant awards to its employees; however, the Plan does not specify grant dates or vesting schedules of awards as those determinations are made by the IAC Board of Directors or a committee thereof and are set forth in each applicable award agreement. Broad‑based SARs issued to date have generally vested in four equal annual installments over a four‑year period and three equal annual installments over a three-year period.
Pursuant to the terms of the stock-based awards granted under the Plans, until the common shares of the Company (or its successor(s)) trade on a national securities exchange, shares of IAC common stock are issued to employees in settlement of the exercise of the Company’s vested awards after deduction for required tax withholdings, which are remitted on the employees’ behalf. The Company reimburses IAC in the form of cash and/or Dotdash Meredith common shares at IAC's election for the exercise of stock-based awards settled in IAC common stock. During the years ended December 31, 2024 and 2023 and 2022, the Company paid IAC approximately $2.8 million, $2.3 million and $2.6 million, respectively, in cash to reimburse IAC for the IAC common shares issued to settle the Company's SARs.
The amount of stock-based compensation expense recognized in the statement of operations is net of estimated forfeitures. The forfeiture rate is estimated at the grant date based on historical experience and revised, if necessary, in subsequent periods if actual forfeitures differ from the estimated rate. The expense ultimately recorded is for the awards that vest. At December 31, 2024, there was $33.7 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is expected to be recognized over a weighted average period of approximately 2.0 years.
The total income tax benefit recognized in the statement of operations for the years ended December 31, 2024, 2023 and 2022 related to all stock-based compensation expense is $6.7 million, $6.3 million and $6.1 million, respectively.
The aggregate income tax benefit recognized related to the exercise of SARs for the years ended December 31, 2024, 2023 and 2022, was $0.6 million, $0.8 million and $0.9 million, respectively.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Stock Appreciation Rights
SARs outstanding at December 31, 2024 and changes during the period ended December 31, 2024 are as follows:

	December 31, 2024
	SARs	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
	(Shares and intrinsic value in thousands)
SARs outstanding at January 1	18,849	$12.25
Granted before repricing	70	9.97
Exercised before repricing	(591)	5.03
Forfeited before repricing	(84)	10.80
Expired before repricing	(53)	14.07
Cancelled under repricing	(18,191)	12.48
Granted under repricing	19,819	3.89
Granted after repricing	1,643	4.88
Exercised after repricing	(939)	2.70
Forfeited after repricing	(134)	4.14
Expired after repricing	(5)	4.17
SARs outstanding at December 31	20,384	$4.02	7.1	$48,336
SARs exercisable at December 31	6,555	$3.52	6.3	$18,808
On March 1, 2024, the Compensation and Human Resources Committee of the IAC Board of Directors approved the repricing of all outstanding Dotdash Meredith SARs (the "2024 Repricing").
The aggregate intrinsic value in the table above represents the difference between $6.39, the value of a Dotdash Meredith SAR, representing 1/1000th of a share of Dotdash Meredith, based upon the December 2024 valuation of the Company, which was prepared by an independent third-party and approved by the Compensation and Human Resources Committee of the IAC Board of Directors and is the most time proximate valuation of Company shares, and the exercise price, multiplied by the number of in-the-money awards that would have been exercised had all holders exercised their awards on December 31, 2024. This amount changes based on changes in the fair value of the Company’s common stock.
The total intrinsic value of awards exercised during the years ended December 31, 2024, 2023 and 2022 is $5.3 million, $4.1 million and $4.4 million, respectively.
There was no cash received from the exercise of SARs, which by their terms are net settled with the award holder entitled to receive the intrinsic value of the award, less withholding taxes.
The weighted average grant date fair value for SARs granted during the years ended December 31, 2024, 2023 and 2022 was $2.38, $4.08 and $6.89, respectively.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table summarizes the information about SARs outstanding and exercisable at December 31, 2024:

	SARs Outstanding			SARs Exercisable
Range of Exercise Prices	Outstanding at December 31, 2024	Weighted- Average Remaining Contractual Life in Years	Weighted- Average Exercise Price	Exercisable at December 31, 2024	Weighted- Average Remaining Contractual Life in Years	Weighted- Average Exercise Price
	(Shares in thousands)
Less than $3.50	2,851	5.0	$2.68	2,851	5.0	$2.68
$3.51 to $7.00	17,533	7.4	4.24	3,704	7.3	4.17
	20,384	7.1	$4.02	6,555	6.3	$3.52
The fair value of each SAR, with the exception of market-based awards, is estimated as of the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option pricing model incorporates various assumptions, including expected volatility and expected term. The expected stock price volatility was estimated based on historical stock price volatility of peer companies that were used in the preparation of valuations used in valuing the Company’s common shares. The risk-free interest rates are based on U.S. Treasuries with a maturity date equal to the expected term of the award on the grant date. Expected term is based upon the midpoint of the first and last exercise windows specified in the award agreements. No dividends have been assumed at the time of grant based on the expectation that the Company will not be paying dividends. Market-based SARs only vest if the price of the Company’s common stock exceeds the relevant price threshold and the service requirement is met. As part of the 2024 Repricing the Company's market-based SAR was modified to remove the stock price threshold component. At December 31, 2024, the Company has no outstanding market-based SARs.
The following summarizes the assumptions used in determining the fair value of SARs granted:

	Year Ended December 31,
	2024	2023	2022
Risk-free interest rate	4.1%	3.5%	2.1%
Expected dividend yield	0.0%	0.0%	0.0%
Expected life/term	3.4 years	4.1 years	3.2 years
Expected volatility	63.0%	43.3%	70.7%
Modifications
In connection with the 2024 Repricing, all outstanding SARs were canceled and replaced. The modification of these awards resulted in incremental fair value of $3.9 million, which has and will be recognized as expense over the vesting period of the modified awards.
During 2023, the Company modified certain equity awards resulting in incremental fair value of $2.2 million, which has and will be recognized as expense over the vesting period of the modified awards.
NOTE 10—PENSION AND POST-RETIREMENT BENEFIT PLANS
Pension and Post-Retirement Plans
In connection with the 2021 acquisition of Meredith, the Company assumed the obligations under Meredith’s various pension plans. The plans include U.S. noncontributory pension plans that cover substantially all employees who were employed by Meredith prior to January 1, 2018. There are two international pension plans in the U.K., including the IPC Plan. The international plans have no active participants. The two U.S. and two U.K. plans consist of a qualified (funded) plan and a nonqualified (unfunded) plan in each country. These plans provide participants with retirement benefits in accordance with benefit provision formulas. The unfunded pension plans provide retirement benefits to certain highly compensated employees. The Company also assumed Meredith's defined healthcare and life insurance plans that provide benefits to eligible employees upon their retirement.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

U.S. Pension Plans and Post-Retirement Plan
On December 28, 2024, the Company amended the domestic unfunded pension plan to freeze active participation as of December 31, 2024. All plan participants will continue as participants in this plan with respect to their accrued benefits until their accrued benefits are distributed to them or their beneficiaries. The plan was closed to new participants as of December 31, 2022, and participant's covered compensation was frozen effective December 31, 2024. Participants continue to receive interest accumulation pursuant to the terms of the plan. Because the plan is unfunded, the Company will make benefit payments to the participants once they reach their benefit eligibility date.
The Company froze and terminated the domestic funded pension plan as of December 31, 2022. The last of the required customary regulatory approvals of the termination of this plan was received in February 2024. In connection with the termination of this plan, the liabilities were settled through a combination of (i) lump sum payments to eligible participants who elected to receive them and (ii) the purchase of annuity contracts for participants who either did not elect lump sums or were already receiving benefits. During 2024, the domestic funded pension plan’s remaining assets of $16.0 million were transferred to a suspense account in the trust for the IAC Inc. Retirement Savings Plan (the "IAC Plan"), a qualified retirement plan ("QRP"). In accordance with Internal Revenue Service ("IRS") requirements, assets in the suspense account are to be allocated to active Dotdash Meredith participants in the IAC Plan no less than ratably over a period not to exceed seven years, which may be accelerated. During the third quarter of 2024, the Company made its first asset allocation under the IRS requirements, in the amount of $2.3 million, and expects to allocate the remaining funds in 2025. The assets transferred to the QRP are restricted in nature and considered to be a Level 2 investment in the fair value hierarchy. The remaining assets in the QRP are reflected as a retirement investment fund in "Other current assets" in the balance sheet as of December 31, 2024.
In addition, the Company provides health care benefits for certain employees in the U.S. upon their retirement. This plan is the only plan with active participants that are accruing benefits based upon service and the expected cost of which is accrued over the period that the employees render services; this plan is funded as claims are paid.
U.K. Pension Plans
The IPC plan and the unfunded international plan relate to certain Meredith operations that were sold prior to the Company’s 2021 acquisition of Meredith; Meredith retained the pension obligations related to these operations. On July 28, 2022, following approval by the trustees of the IPC Plan, the IPC Plan entered into an annuity contract with a private limited life insurance company covering all IPC Plan participants who were not covered by an annuity contract entered into in May 2020. The annuity contracts are designed to provide payments equal to all future designated contractual benefit payments. The value of the annuity contracts and the liabilities with respect to participants are expected to match. The Company remains responsible for paying pension benefits to the IPC Plan participants. While the Company currently does not expect to be required to make additional contributions to the IPC Plan, this may change based upon future events or as additional information becomes available.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Obligations and Funded Status
Change in Net Assets/Liabilities
The following tables present changes in, and components of, the Company's net assets/liabilities for pension and other post-retirement benefits:

	Year Ended December 31, 2024			Year Ended December 31, 2023
	Pension		Post-Retirement	Pension		Post-Retirement
	Domestic	International	Domestic	Domestic	International	Domestic
	(In thousands)
Change in benefit obligation
Benefit obligation, beginning of year	$56,722	$488,269	$4,248	$72,988	$467,829	$4,473
Service cost	202	—	1	211	—	4
Interest cost	1,816	19,288	206	3,140	19,610	231
Net actuarial gain	(7,357)	(62,955)	(370)	(49)	(6,420)	(496)
Benefits paid (including lump sums)	(496)	(18,822)	(43)	(19,568)	(17,796)	36
Settlements	(46,856)	—	—	—	—	—
Curtailment gain	(399)	—	—	—	—	—
Foreign currency exchange rate impact	—	(5,154)	—	—	25,046	—
Benefit obligation, end of year	$3,632	$420,626	$4,042	$56,722	$488,269	$4,248
Change in plan assets
Fair value of plan assets, beginning of year	$62,008	$488,701	$—	$78,199	$467,891	$—
Actual return on plan assets	823	(45,117)	—	2,765	13,728	—
Employer contributions	489	172	—	612	163	—
Benefits paid (including lump sums)	(496)	(18,822)	—	(19,568)	(17,796)	—
Settlements	(46,856)	—	—	—	—	—
Transfer to QRP	(15,968)	—	—	—	—	—
Foreign currency exchange rate impact	—	(4,971)	—	—	24,715	—
Fair value of plan assets, end of year	$—	$419,963	$—	$62,008	$488,701	$—
(Under) over funded status, end of year	$(3,632)	$(663)	$(4,042)	$5,286	$432	$(4,248)
Benefits paid directly from Dotdash Meredith assets for the unfunded domestic and international plans and the post-retirement plan are included both in employer contributions and benefits paid.
Domestic Plans
The over funded status as of December 31, 2023 was the result of the decision to freeze and terminate the funded plan, which shifted the investment strategy of the plan until the eventual distribution to the plan participants in 2024 discussed above.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

International Plans
The international pension plans primarily consist of the IPC Plan. All IPC Plan participants are covered by the annuity contracts referenced above, which are held with a private limited life insurance company. As described above, the full benefits under the plan have been annuitized, which resulted in the limited change in the (under) over funded status of the international plans during the years ended December 31, 2024 and 2023.
Balance Sheet Classification
The following amounts are recognized in the December 31, 2024 and 2023 balance sheet, respectively:

	December 31,
	2024			2023
	Pension		Post-Retirement	Pension		Post-Retirement
	Domestic	International	Domestic	Domestic	International	Domestic
	(In thousands)
Other current assets
Prepaid benefit cost	$—	$3,275	$—	$—	$4,850	$—
Other non-current assets
Prepaid benefit cost	—	—	—	10,225	—	—
Accrued expenses and other current liabilities
Accrued benefit liability	(1,619)	(186)	(432)	(1,430)	(4,418)	(433)
Other long-term liabilities
Accrued benefit liability	(2,013)	(3,752)	(3,610)	(3,509)	—	(3,815)
Net amount recognized	$(3,632)	$(663)	$(4,042)	$5,286	$432	$(4,248)
The accumulated benefit obligation for the domestic defined benefit pension plans was $3.6 million and $56.1 million at December 31, 2024 and 2023, respectively. The accumulated benefit obligation for the international defined benefit pension plans was $420.6 million and $488.3 million at December 31, 2024 and 2023, respectively.
Accumulated and Projected Benefit Obligations
The following table provides information about pension plans with projected benefit obligations and accumulated benefit obligations in excess of plan assets:

	December 31,
	2024		2023
	Domestic	International	Domestic	International
	(In thousands)
Projected benefit obligation	$3,632	$3,938	$4,939	$4,419
Accumulated benefit obligation	$3,632	$3,938	$4,290	$4,419
Fair value of plan assets	$—	$—	$—	$—

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Costs
The components of net periodic benefit (credit) cost recognized in the statement of operations were as follows:

	Year Ended December 31, 2024			Year Ended December 31, 2023			Year Ended December 31, 2022
	Pension		Post- Retirement	Pension		Post- Retirement	Pension		Post- Retirement
	Domestic	International	Domestic	Domestic	International	Domestic	Domestic	International	Domestic
	(In thousands)
Service cost	$202	$—	$1	$211	$—	$4	$3,562	$—	$7
Interest cost	1,816	19,288	206	3,140	19,610	231	4,372	15,014	262
Expected return on plan assets	(1,293)	(19,289)	—	(1,881)	(19,586)	—	(2,748)	(16,857)	—
Actuarial (gain) loss recognition	(6,887)	1,272	(370)	(932)	(225)	(496)	8,154	208,957	(3,717)
Settlement	—	—	—	—	—	—	(918)	—	(3,037)
Curtailment gain	(399)	—	—	—	—	—	(3,060)	—	—
Net periodic benefit (credit) cost	$(6,561)	$1,271	$(163)	$538	$(201)	$(261)	$9,362	$207,114	$(6,485)
The domestic pension plans actuarial gain for the year ended December 31, 2024 primarily relates to the final annuity contract pricing and lump sum payments for the funded plan, partially offset by investment performance and plan expenses. The curtailment gain was triggered by the freeze of the unfunded plan discussed above. For the domestic pension and post-retirement plans, the curtailment and settlement gains during the year ended December 31, 2022 were triggered by the freeze and termination events described above, as well as the discontinuation of a life insurance plan.
The international pension plans actuarial loss for the year ended December 31, 2022 is the result of higher interest rates with the decline in the value of plan assets exceeding the benefit of the reduction in the plan obligation.
The components of net periodic benefit (credit) cost, other than the service cost component, are included in "Other income (expense), net" in the statement of operations.
Assumptions
Benefit obligations were determined using the following weighted average assumptions:

	Year Ended December 31, 2024			Year Ended December 31, 2023
	Pension		Post-Retirement	Pension		Post-Retirement
	Domestic	International	Domestic	Domestic	International	Domestic
Discount rate	5.27%	4.99%	5.55%	5.19%	4.06%	5.11%
Rate of compensation increase	2.96%	N/A	3.50%	2.90%	N/A	3.50%
Cash balance interest credit rate	2.39%	N/A	N/A	2.39%	N/A	N/A

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Net periodic benefit (credit) cost were determined using the following weighted average assumptions:

	Year Ended December 31, 2024			Year Ended December 31, 2023			Year Ended December 31, 2022
	Pension		Post- Retirement	Pension		Post- Retirement	Pension		Post- Retirement
	Domestic	International	Domestic	Domestic	International	Domestic	Domestic	International	Domestic
Discount rate	5.36%	4.06%	5.11%	5.48%	4.13%	5.46%	3.28%	1.67%	2.61%
Expected return on plan assets	5.22%	4.06%	N/A	4.48%	4.12%	N/A	2.80%	1.90%	N/A
Rate of compensation increase	2.90%	N/A	3.50%	2.99%	N/A	3.50%	2.95%	N/A	3.50%
Cash balance interest credit rate	2.39%	N/A	N/A	2.39%	N/A	N/A	3.65%	N/A	N/A
The assumed healthcare trend rates used to measure the expected cost of benefits for the post-retirement plan were as follows:

	December 31,
	2024	2023	2022
Initial level	6.50%	6.00%	6.25%
Ultimate level	5.00%	5.00%	5.00%
Years to ultimate level	6	4	5
Since the Company utilizes the mark-to-market approach to account for pension and post-retirement benefits, the expected long-term rate of return on assets has no effect on the overall amount of net periodic benefit (credit) cost recorded for the year. The expectation for the U.K. annuity contracts represents the implied yields for those contracts.
The market-related value of plan assets is multiplied by the expected long-term rate of return on assets to compute the expected return on plan assets, a component of net periodic benefit (credit) cost. The market-related value of plan assets is fair value.
Plan Assets
Due to the decision to freeze and terminate the domestic funded pension plan in 2022, the plan fiduciaries shifted the investment strategy to seek to preserve capital to protect the strong funded status, manage liquidity to align with potential benefit commencements and optimize yield to take advantage of the rising interest rate environment. The plan initially adopted a fixed income ladder investment strategy through which most of the plan assets were invested in U.S. Treasury securities of various maturities and a money market fund that invests mostly in U.S. Treasury securities. During 2023, principally all of the plan assets were reinvested in the money market fund as the U.S. Treasury securities matured in an effort to increase liquidity. These cash and cash equivalents that represent the investment balance in the U.S. represented Level 1 fair value measurements during 2023 and up until they were fully paid out during 2024. Refer to "Note 2—Summary of Significant Accounting Policies" for a discussion of the three levels in the hierarchy of fair values.
The investments of the IPC Plan as of December 31, 2024 and 2023 primarily include insurance annuity contracts and cash and cash equivalents. Refer to further discussion of the insurance annuity contracts above.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Fair value measurements for the international pension plan assets were as follows:

	December 31, 2024
	Level 1	Level 2	Level 3	Total Fair Value Measurements
	(In thousands)
Cash and cash equivalents	$6,384	$—	$—	$6,384
Fixed income	—	—	332	332
Insurance annuity contracts	—	—	413,247	413,247
Total assets at fair value	$6,384	$—	$413,579	$419,963

	December 31, 2023
	Level 1	Level 2	Level 3	Total Fair Value Measurements
	(In thousands)
Cash and cash equivalents	$8,199	$—	$—	$8,199
Fixed income	—	—	399	399
Insurance annuity contracts	—	—	480,103	480,103
Total assets at fair value	$8,199	$—	$480,502	$488,701
The annuity contracts held by the IPC Plan are valued using significant unobservable inputs.
The following table provides a reconciliation of the beginning and ending balances of assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

	Year Ended December 31,
	2024	2023
	(In thousands)
Balance at January 1	$480,502	$460,278
Settlements	(18,899)	(17,378)
Change in fair value	(44,238)	12,915
Foreign currency translation	(3,786)	24,253
Other	—	434
Balance at December 31	$413,579	$480,502
There were no transfers in or out of Level 3 investments for the years ended December 31, 2024 and 2023.
Cash Flows
While the Company currently does not expect to be required to make any additional contributions to the IPC Plan, the Company has deposited amounts into an escrow account for the benefit of the IPC Plan that total £5.7 million at December 31, 2024.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following benefit payments, which will primarily be made from funded plans internationally, are expected to be paid:

	Pension Benefits		Post-Retirement Benefits
	Domestic	International	Domestic
Year Ending December 31,	(In thousands)
2025	$1,662	$16,067	$444
2026	303	16,886	415
2027	269	17,798	395
2028	439	18,669	378
2029	238	19,568	365
2030-2034	922	112,082	1,544
Net amount recognized, end of year	$3,833	$201,070	$3,541
Defined Contribution Plans
IAC Inc. Retirement Savings Plan
Dotdash Meredith employees in the U.S. can elect to participate in a retirement savings program, the IAC Plan, that qualifies under Section 401(k) of the Internal Revenue Code. Under the IAC Plan, participating employees may contribute up to 50% of their eligible compensation, but not more than statutory limits. The Company matches 100% of the first 5% of pre-tax or Roth contributions for employees who were previously under the Meredith Savings and Investment Plan (the “Meredith Plan”), described below, and any U.S. employees hired after January 1, 2023. Prior to January 1, 2023, only Dotdash employees located in the U.S. could participate in the IAC Plan. The Company matches 100% of the first 10% of pre-tax or Roth contributions for these Dotdash employees hired before January 1, 2023, subject to a limitation of $10,000 per participant on an annual basis. Matching contributions to the IAC Plan for the years ended December 31, 2024, 2023 and 2022 were $19.3 million, $17.3 million and $5.1 million, respectively. Matching contributions are invested in the same manner as each participant's voluntary contributions in the investment options provided under the IAC Plan. An investment option in the IAC Plan is IAC common stock, but neither participant nor matching contributions are required to be invested in IAC common stock. The increase in matching contributions in 2024 is primarily the result of additional headcount. The increase in matching contributions in 2023 is the result of the plan merger with additional employees covered by the IAC Plan. The IAC Plan also provides for a discretionary matching contribution and/or a discretionary profit-sharing contribution, each of which is made on an annual basis and is subject to a last day of the plan year allocation requirement (with exceptions for retirement, death, or disability). There was no such discretionary matching contribution or discretionary profit-sharing contribution for the years ended December 31, 2024, 2023 and 2022.
The Company also has or participates in various benefit plans, principally defined contribution plans, for its international employees. The Company's contributions to these plans were $0.2 million for each of the years ended December 31, 2024, 2023 and 2022.
Meredith Savings and Investment Plan
In connection with the 2021 acquisition of Meredith, the Company assumed the Meredith Plan, its U.S. defined contribution savings plan, which allowed eligible employees to contribute a percentage of their salary, commissions, and bonuses in accordance with plan limitations and provisions of Section 401(k) of the Internal Revenue Code. The Company made matching contributions to the Meredith Plan subject to the plan’s limits. Effective January 1, 2023, the Company, as permitted by the relevant IAC Plan documents, merged the Meredith Plan into the IAC Plan.
Under the Meredith Plan, prior to the merge of plans effective January 1, 2023, the Company matched 100% of the first 4% and 50% of the next 1% of employee contributions for employees eligible for the Company’s pension benefits and 100% of the first 5% for employees ineligible for the Company’s pension benefits. Matching contribution to the Meredith Plan for the year ended December 31, 2022 was $10.4 million.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—INCOME TAXES
The Company is included within IAC’s tax group for purposes of federal and consolidated state income tax return filings. In all periods presented, the income tax provision and/or benefit has been computed for the Company on an as if standalone, separate tax return basis and payments to and refunds from IAC for the Company’s share of IAC’s consolidated federal and state tax return liabilities/receivables calculated on this basis have been reflected within operating activities in the statement of cash flows. Any differences between taxes currently payable to or receivable from IAC and the current tax provision computed on an as if standalone, separate return basis for GAAP are reflected as adjustments to additional paid-in capital and as financing activities within the statement of cash flows.
U.S. and foreign (loss) earnings before income taxes are as follows:

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
U.S.	$(16,919)	$(274,896)	$(280,088)
Foreign	2,814	(3,327)	(204,402)
Total	$(14,105)	$(278,223)	$(484,490)
The components of the income tax benefit are as follows:

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Current income tax provision:
Federal	$30,879	$18,156	$27,339
State	4,281	3,063	5,691
Foreign	957	1,145	514
Current income tax provision	36,117	22,364	33,544

Deferred income tax (benefit) provision
Federal	(38,924)	(79,105)	(92,241)
State	199	(13,933)	(15,215)
Foreign	544	(168)	(43,029)
Deferred income tax benefit	(38,181)	(93,206)	(150,485)
Income tax benefit	$(2,064)	$(70,842)	$(116,941)
The current income tax provision for the year ended December 31, 2022 includes a $30.5 million tax liability for consolidated federal and state tax return liabilities on an as if standalone, separate return basis for GAAP. Of this amount, $25.1 million increased taxes payable due to IAC and $5.4 million increased additional paid-in capital.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A reconciliation of the income tax benefit to the amounts computed by applying the statutory federal income tax rate to loss before income taxes is shown as follows:

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Income tax benefit at the federal statutory rate of 21%	$(2,962)	$(58,427)	$(101,743)
State income taxes, net of effect of federal tax benefit	1,238	(7,290)	(9,801)
Research credits	(4,038)	(4,040)	(3,637)
Net adjustment related to the reconciliation of income tax provision accruals to tax returns	1,573	1,581	1,140
Non-deductible expenses	1,337	1,049	1,270
Foreign income taxed at a different statutory tax rate	1,288	499	(6,501)
Stock-based compensation	(366)	(708)	(894)
Interest on uncertain tax positions	300	482	43
Deferred tax adjustment for enacted changes in tax laws and rates	(9)	(2,985)	1,907
Change in judgment on beginning of the year valuation allowance	—	1,008	—
Other, net	(425)	(2,011)	1,275
Income tax benefit	$(2,064)	$(70,842)	$(116,941)
The tax effects of cumulative temporary differences that give rise to significant deferred tax assets and deferred tax liabilities are presented below. The valuation allowance relates to deferred tax assets for which it is more likely than not that the tax benefit will not be realized.

	December 31,
	2024	2023
	(In thousands)
Deferred tax assets:
Long-term lease liabilities	$83,859	$92,883
Capitalized research & development expenditures	45,318	33,530
Disallowed interest carryforwards	38,290	22,802
Accrued expenses	33,080	33,336
Net operating loss carryforwards	30,454	31,706
Stock based compensation	16,695	11,386
Other	24,290	27,601
Total deferred tax assets	271,986	253,244
Less: valuation allowance	(30,544)	(28,632)
Total deferred tax assets, net of valuation allowance	241,442	224,612

Deferred tax liabilities:
Intangible assets, net of accumulated amortization	(94,802)	(113,995)
ROU assets	(52,841)	(59,238)
Leasehold improvements, equipment, buildings, capitalized software and land, net	(19,628)	(24,917)
Other	(18,380)	(8,680)
Total deferred tax liabilities	(185,651)	(206,830)
Net deferred tax assets	$55,791	$17,782

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

At December 31, 2024, the Company had federal and state net operating losses ("NOLs") of $1.1 million and $103.7 million, respectively, available to offset future income. Of the federal NOLs, $0.4 million can be carried forward indefinitely and $0.8 million, if not utilized, will expire in 2031. Of the state NOLs, $12.8 million can be carried forward indefinitely and $90.9 million, if not utilized, will expire at various times between 2025 and 2044. State NOLs of $49.6 million can be used against future taxable income without restriction and the remaining federal and state NOLs will be subject to limitations under Section 382 of the Internal Revenue Code, separate return limitations, and applicable law. At December 31, 2024, the Company had foreign NOLs of $106.1 million available to offset future income. Of these foreign NOLs, $105.7 million can be carried forward indefinitely and $0.4 million, if not utilized, will expire at various times between 2027 and 2043. During 2024, the Company recognized tax benefits related to NOLs of $0.1 million.
At December 31, 2024, the Company had tax credit carryforwards of $2.0 million related to credits for research activities and $0.2 million related to credits for foreign taxes. Of these credit carryforwards, $2.0 million can be carried forward indefinitely and $0.2 million, if not utilized, will expire by 2026.
During 2024, the Company's valuation allowance increased by $1.9 million primarily due to an increase in state net operating losses. At December 31, 2024, the Company had a valuation allowance of $30.5 million related to the portion of foreign NOLs, state NOLs and other items for which it is more likely than not that the tax benefit will not be recognized.
A reconciliation of the beginning and ending amount of unrecognized tax benefits, including penalties but excluding interest, is as follows:

	December 31,
	2024	2023	2022
	(In thousands)
Balance at January 1	$4,225	$3,016	$2,309
Additions for tax positions related to the current year	1,508	1,735	1,353
Additions for tax positions of prior years	94	566	337
Expiration of statutes	(34)	—	—
Settlements	—	(973)	(784)
Reductions for tax positions of prior years	—	(119)	(199)
Balance at December 31	$5,793	$4,225	$3,016
The Company's income taxes are routinely under audit by federal, state, local and foreign authorities as a result of previously filed separate company and consolidated income tax returns with IAC. These audits include questioning the timing and the amount of income and deductions and the allocation of income and deductions among various tax jurisdictions. The Company is not currently under audit by the IRS. Returns filed in various other jurisdictions are open to examination for tax years beginning with 2015. Income taxes payable include unrecognized tax benefits considered sufficient to pay assessments that may result from the examination of prior year tax returns. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may not accurately anticipate actual outcomes and, therefore, may require periodic adjustment. Although management currently believes changes in unrecognized tax benefits from period to period and differences between amounts paid, if any, upon resolution of issues raised in audits and amounts previously provided will not have a material impact on the liquidity, results of operations, or financial condition of the Company, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future.
The Company recognizes interest and, if applicable, penalties related to unrecognized tax benefits in the income tax provision. At December 31, 2024 and 2023, accruals for interest and penalties are not material.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

At December 31, 2024 and 2023, unrecognized tax benefits, including interest and penalties, were $6.7 million and $4.8 million, respectively. Unrecognized tax benefits, including interest and penalties, at December 31, 2024 increased by $1.9 million due primarily to research credits. If unrecognized tax benefits at December 31, 2024 are subsequently recognized, $6.4 million, net of related deferred tax assets and interest, would reduce income tax expense. The comparable amount at December 31, 2023 was $4.6 million. The Company believes that it is reasonably possible that its unrecognized tax benefits could decrease by $0.3 million by December 31, 2025 due to statute expirations and expected settlements, which would reduce the income tax provision.
NOTE 12—FINANCIAL STATEMENT DETAILS
Cash and Cash Equivalents and Restricted Cash
The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the balance sheet to the total amounts shown in the statement of cash flows:

	December 31, 2024	December 31, 2023	December 31, 2022	December 31, 2021
	(In thousands)
Cash and cash equivalents	$249,927	$261,580	$123,866	$233,393
Restricted cash included in other current assets	7,195	7,119	—	1,227
Restricted cash included in other non-current assets	—	—	6,641	—
Total cash and cash equivalents and restricted cash as shown on the statement of cash flows	$257,122	$268,699	$130,507	$234,620
Restricted cash included in "Other current assets" and "Other non-current assets" in the balance sheet primarily consists of cash held in escrow related to the funded pension plan in the U.K. for all periods presented.
Credit Losses
The following table presents the changes in the allowance for credit losses:

	Year Ended December 31,
	2024	2023
	(In thousands)
Balance at January 1	$5,931	$6,493
Current period provision for credit losses	4,364	5,075
Write-offs charged against the allowance	(4,404)	(5,761)
Recoveries collected	46	124
Other	159	—
Balance at December 31	$6,096	$5,931

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Other current assets

	December 31,
	2024	2023
	(In thousands)
Prepaid expenses	$20,179	$38,862
Inventories, net(a)	17,152	19,777
Other	43,574	62,032
Other current assets	$80,905	$120,671
_________________
(a) Includes raw materials of $8.4 million and $10.5 million, work in process of $6.8 million and $7.3 million, and finished goods of $1.9 million and $2.0 million at December 31, 2024 and 2023, respectively.

Leasehold improvements, equipment, buildings, capitalized software and land, net

	December 31,
	2024	2023
	(In thousands)
Leasehold improvements	$77,499	$80,325
Equipment (including furniture)	47,300	60,884
Buildings	21,848	16,780
Capitalized software	21,671	21,901
Land	20,234	20,234
Projects in progress	5,707	1,931
Leasehold improvements, equipment, buildings, capitalized software and land	194,259	202,055
Accumulated depreciation and amortization	(71,436)	(60,387)
Leasehold improvements, equipment, buildings, capitalized software and land, net	$122,823	$141,668
Accrued expenses and other current liabilities

	December 31,
	2024	2023
	(In thousands)
Customer deposit liability	$118,464	$118,522
Accrued employee compensation and benefits	92,095	69,666
Other	174,215	172,216
Accrued expenses and other current liabilities	$384,774	$360,404

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Other income (expense), net

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Interest income	$12,065	$6,711	$2,864
Net periodic benefit credit (cost), other than the service cost component(b)	5,656	139	(206,422)
Credit Agreement amendment costs(c)	(3,453)	—	—
Other	472	3,160	(2,783)
Other income (expense), net	$14,740	$10,010	$(206,341)
_________________
(b) Includes pre-tax actuarial gains (losses) of $6.0 million, $1.7 million and $(213.4) million for the years ended December 31, 2024, 2023 and 2022, respectively, related to the pension plans in the U.S and U.K. See "Note 10—Pension and Post-Retirement Benefit Plans" for additional information.

(c) Relates to third-party fees in connection with the Amended Credit Agreement entered into on November 26, 2024. See "Note 6 - Long-Term Debt" for additional support.
Supplemental Disclosure of Cash Flow Information

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Cash (paid) received during the year for:
Interest, net(d)	$(131,235)	$(136,797)	$(78,775)
Income tax payments(e)	$(32,410)	$(34,380)	$(7,138)
Income tax refunds	$1,151	$301	$1,542
_________________
(d) Includes receipts of $5.0 million and $3.2 million related to the interest rate swaps for the years ended December 31, 2024 and 2023, respectively. Refer to "Note 2—Summary of Significant Accounting Policies" and "Note 6—Long-Term Debt" for additional information.

(e) Income tax payments includes amounts paid to IAC for the Company's share of IAC's consolidated tax liability.
NOTE 13—CONTINGENCIES
In the ordinary course of business, the Company is subject to various lawsuits and other contingent matters. The Company establishes accruals for specific legal and other matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain legal and other matters where it believes an unfavorable outcome is not probable and, therefore, no accrual is established. Although management currently believes that resolving claims against the Company, including claims where an unfavorable outcome is reasonably possible, and for which the Company cannot estimate a loss or range of loss, will not have a material impact on the liquidity, results of operations, or financial condition of the Company, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. The Company also evaluates other contingent matters, including unrecognized tax benefits and non-income tax contingencies, to assess the likelihood of an unfavorable outcome and estimated extent of potential loss. It is possible that an unfavorable outcome of one or more of these lawsuits or other contingencies could have a material impact on the liquidity, results of operations or financial condition of the Company. See "Note 11—Income Taxes" for information related to unrecognized tax benefits.
NOTE 14—RELATED PARTY TRANSACTIONS
The Company recognized revenue of $1.1 million, $8.8 million and $8.1 million for the years ended December 31, 2024, 2023 and 2022, respectively, related to advertising and audience targeted advertising sold to other IAC owned businesses. At December 31, 2024 and 2023, there were outstanding receivables of less than $0.1 million and $2.7 million, respectively, related to the revenue earned.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

At December 31, 2024 and 2023, the Company had an outstanding payable due to IAC of $17.5 million and $15.8 million, respectively, pursuant to the tax sharing agreement, which is included in "Accrued expenses and other current liabilities" in the balance sheet. The outstanding balance at December 31, 2023 was subsequently paid to IAC in April 2024. In the fourth quarter of 2024, an additional payment of $13.3 million was made to IAC pursuant to the tax sharing agreement.
As permitted by the Credit Agreement and unchanged by the Amended Credit Agreement, beginning with the first quarter of 2023, IAC has made quarterly capital contributions to the Company that the Company would subsequently distribute back to IAC. The contributions ceased in September 2024, which the Company distributed back to IAC in October 2024, and, therefore, there are no contributions or distributions outstanding as of December 31, 2024. Refer to "Note 6—Long-term Debt" for additional information.

The Company reimburses IAC in the form of cash and/or Dotdash Meredith common shares at IAC's election for the exercise of stock-based awards settled in IAC common stock. Refer to "Note 9—Stock-Based Compensation" for more information.

NOTE 15—RESTRUCTURING CHARGES, TRANSACTION-RELATED EXPENSES AND CHANGE-IN-CONTROL PAYMENTS
Restructuring Charges
During 2022, management committed to several actions to improve efficiencies and better align its cost structure following the acquisition of Meredith on December 1, 2021, which included: (i) the discontinuation of certain print publications and the shutdown of PeopleTV, for which the related expense was primarily reflected in the first quarter of 2022, (ii) a voluntary retirement program, for which the related expense was primarily reflected in the first half of 2022, (iii) the consolidation of certain leased office space, for which the related expense was reflected in the third quarter of 2022 and (iv) a reduction in force plan, which was announced in the first quarter of 2022. These actions resulted in $80.2 million of restructuring charges incurred for the year ended December 31, 2022. During 2024 and 2023, the Company recorded adjustments related to certain of these restructurings and no liability remains as of December 31, 2024.

A summary of the charges incurred, reversals of initial costs, payments and related accruals is presented below. As of December 31, 2024, there are no expected remaining costs associated with the 2022 restructuring events.

		Year Ended December 31, 2024
	Accrued December 31, 2023	Charges Incurred	Reversal of Initial Cost	Payments	Accrued December 31, 2024	Cumulative Charges Incurred
	(In thousands)
Digital	$473	$—	$(223)	$(250)	$—	$38,546
Print	1,119	94	(108)	(1,105)	—	33,398
Other(a)	298	36	—	(334)	—	7,568
Total	$1,890	$130	$(331)	$(1,689)	$—	$79,512
________________________
(a) Other comprises unallocated corporate expenses, which are corporate overhead expenses not attributable to the Digital or Print segments,

		Year Ended December 31, 2023
	Accrued December 31, 2022	Charges Incurred	Reversal of Initial Cost	Payments	Accrued December 31, 2023
	(In thousands)
Digital	$10,950	$1,371	$(1,827)	$(10,021)	$473
Print	12,055	1,625	(1,645)	(10,916)	1,119
Other(a)	4,389	678	(727)	(4,042)	298
Total	$27,394	$3,674	$(4,199)	$(24,979)	$1,890

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The costs are allocated as follows in the statement of operations:

	Year Ended December 31,
	2024	2023	2022
	(In thousands)
Cost of revenue	$(205)	$744	$24,527
Selling and marketing expense	(116)	(1,300)	17,174
General and administrative expense(b)	126	(282)	28,096
Product development expense	(6)	313	3,435
Depreciation(c)	—	—	7,006
Total	$(201)	$(525)	$80,238
_____________________________
(b) Includes impairment charge of $14.3 million of an ROU asset for the year ended December 31, 2022. See "Note 2—Summary of Significant Accounting Policies" for additional information on the impairment charges.

(c) Includes impairment charge of $7.0 million of leasehold improvements and furniture and equipment for the year ended December 31, 2022. See "Note 2—Summary of Significant Accounting Policies" for additional information on the impairment charges.

Transaction-Related Expenses
For the year ended December 31, 2022, Dotdash Meredith incurred $7.1 million of transaction-related expenses related to the 2021 acquisition of Meredith, other than costs related to change-in-control payments.
Change-in-Control Payments
During 2022, Dotdash Meredith made the final $87.4 million in change-in-control payments, which were triggered by the acquisition and the terms of certain former executives’ contracts. These payments included amounts accrued in December 2021, as well as amounts previously accrued that became payable following the change-in-control.
NOTE 16—SUBSEQUENT EVENTS
In preparing these financial statements, management evaluated subsequent events through February 28, 2025, on which date the financial statements were available for issue.
On January 28, 2025, the Company entered into an agreement to terminate its lease for unoccupied office space that otherwise would have expired in 2032 for total payments of $43.1 million, of which $21.6 million was paid in January 2025 and the remaining balance will be paid in April 2025. The gain on the lease termination of $36.2 million will be recognized in the first quarter of 2025. The termination of this lease reduces future fixed lease payments by $101.7 million.